UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Brown & Brown, Inc.

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Brown & Brown
INSURANCE®

Built To Last

Notice of 2020 Annual Meeting
and Proxy Statement

Message from Our President and CEO and Our Lead Independent Director

“In total, we acquired 23 high-quality businesses with combined annual revenues of approximately $105 million.”

J. Powell Brown, H. Palmer Proctor, Jr.

March 25, 2020

Dear Fellow Shareholders:

On behalf of Brown & Brown, Inc.’s Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders on Wednesday, May 6, 2020. This year, due to the potential travel and community gathering impacts of the coronavirus pandemic (COVID-19), we will hold the meeting virtually via a live audio webcast. The attached Notice of Annual Meeting of Shareholders and Proxy Statement include important information about the matters to be voted on at the meeting. The proxy materials for the Annual Meeting, which include the Proxy Statement and 2019 Annual Report, are available online to expedite receipt of proxy materials while lowering the costs and reducing the environmental impact of the meeting.

Fiscal 2019 was another great year for Brown & Brown, and we are extremely proud of our accomplishments.

Yet again, we achieved strong organic revenue growth on a company-wide basis and in our three largest operating segments. We delivered healthy growth in our revenue, net income, and earnings per share, despite a slight moderation in our operating margins, which was primarily related to a large acquisition we completed in 2018. We believe our executive compensation programs continue to align pay with performance, and we attribute our many successes this year to the hard work of all of our teammates.

Our Board continues to remain focused on managing and allocating our capital for the long-term benefit of our shareholders. In 2019, we completed 23 high-quality acquisitions with combined annual revenues of approximately $105 million. We also increased our dividend for the 26th consecutive year, returning approximately $91 million to shareholders, and we completed a public debt offering that we believe will support future growth and investment.

From a governance standpoint, we appointed a new Lead Independent Director and rotated several of our directors on to different Board committees, which we believe helps facilitate enhanced Board and committee performance. We also adopted heightened stock ownership requirements for our non-employee directors to further align their interests with the rest of our shareholders.

Whether or not you attend the virtual meeting, we encourage you to vote online or by phone, or by signing and returning your proxy card promptly in the enclosed envelope to assure that your shares will be represented at the meeting. If you decide to attend the virtual meeting and vote your shares electronically, you will, of course, have that opportunity.

2019 TOTAL SHAREHOLDER RETURN

PROXY STATEMENT HIGHLIGHTS

6	Proxy Summary
9	Board and Corporate Governance Matters
47	Executive Compensation Tables

On behalf of our Board of Directors, our leadership team, and our teammates, thank you for your investment in Brown & Brown. We look forward to your participation at the Annual Meeting.

Sincerely,

H. Palmer Proctor, Jr.
Lead Independent Director

J. Powell Brown
President and Chief Executive Officer

2020 PROXY STATEMENT	1

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held virtually on Wednesday, May 6, 2020 at 9:00 a.m. (EDT), for the following purposes:

1	To elect thirteen (13) nominees to the Company’s Board of Directors;
FOR each director nominee
2	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2020;
FOR
3	To approve, on an advisory basis, the compensation of named executive officers;
FOR
4	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 2, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponements or adjournments.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary
Daytona Beach, Florida
March 25, 2020

Your Vote is Important

You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting via a live audio webcast by visiting http://www.viewproxy.com/Bbinsurance/2020/vm. In order to participate in the Annual Meeting via the live audio webcast, you must register at http://www.viewproxy.com/bbinsurance/2020 by 11:59 p.m. (EDT) on May 3, 2020. If you are a registered holder, you must register using the Virtual Control Number included on your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Virtual Control Number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www. viewproxy.com/bbinsurance/2020. For more information, see “Attending the Virtual Annual Meeting” below.

A replay of the webcast will be available in the “Investor Relations” section of our website (www.bbinsurance.com) beginning the afternoon of May 6, 2020 and continuing for 30 days thereafter.

How to Vote

By Internet
Prior to the Annual Meeting, you can vote your shares online via the website on your proxy card or voting instruction form. During the Annual Meeting, you can vote your shares online at www.AALvote.com/BRO. See “Attending the Virtual Annual Meeting” for more details.

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-866-804-9616
By Mail Please vote, date, sign, and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2020

The Proxy Statement and Annual Report to Shareholders are available at: www.viewproxy.com/bbinsurance/2020

2

Proposal 1—Election of 13 Directors	7

Director Nominees	8
The Board’s Role and Responsibilities	16
Board Structure and Process	20
Meetings and Attendance	22
Director Compensation	22
AUDIT MATTERS	24

Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants	24

Report of the Audit Committee	25
INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	26
Fees Paid to Deloitte & Touche LLP	26
Audit Committee Policy for Pre-Approval of	26
Independent Registered Public Accountant Services
COMPENSATION MATTERS	27

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation	27

2020 PROXY STATEMENT	3

Proxy Summary

4

2020 PROXY STATEMENT	5

Proxy Summary

Our Strategy and Performance

The Company’s strategy is focused on increasing our organic revenue growth, while maintaining our strong, industry-leading operating margins and cash conversion metrics. As part of our goal to manage our capital in the long-term interests of our shareholders, we generally invest our earnings in the following ways: (1) hiring new teammates and expanding our capabilities, (2) making high-quality acquisitions, and (3) returns to shareholders through the payment of dividends and periodic share repurchases. As part of our overall capital allocation strategy, we remain focused on preserving a level of flexibility that enables us to deploy our capital in ways we believe optimize long-term shareholder value.

Performance Highlights

In fiscal 2019, we delivered strong results, as reflected in the following financial and operational highlights:

Strong revenue growth from our three largest business segments comprising over 90% of our total annual revenue
26th consecutive annual dividend increase, returning approximately $91 million to shareholders
23 strategic agency acquisitions with aggregate annual revenues of approximately $105 million
Continued technology improvements to support further growth

REVENUES NET INCOME EARNINGS PER SHARE INCOME BEFORE INCOME TAXES MARGIN(3) ADJUSTED EBITDAC MARGIN(1)

COMPANY TOTAL COMMISSIONS AND FEES GROWTH

Retail Segment total commissions and fees growth

National Programs Segment total commissions and fees growth

Wholesale Brokerage Segment total commissions and fees growth

Services Segment total commissions and fees growth

COMPANY ORGANIC REVENUE(1) GROWTH

COMPANY ORGANIC REVENUE(1) GROWTH - ADJUSTED(2)

Retail Segment Organic Revenue(1) growth

National Programs Segment Organic Revenue(1) growth

National Programs Segment Organic Revenue(1) growth - adjusted(3)

Wholesale Brokerage Segment Organic Revenue(1) growth

Services Segment Organic Revenue(1) growth

(1)

See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

(2)

Company Organic Revenue growth was adjusted for 2019 to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of “Revenue from Contracts with Customers (Topic 606)” and Accounting Standards Codification Topic 340 – Other Assets and Deferred Cost, both of which were adopted by the Company effective on January 1, 2018 (the “New Revenue Standard”).

(3)

National Programs Segment Organic Revenue growth was adjusted (i) for 2018 and 2019, to exclude the impact of certain offices within the National Programs Segment for which Chris L. Walker, Executive Vice President and President - National Programs Segment, did not have responsibility in 2018 and 2019, respectively, (ii) for 2018 and 2019, to include the impact of certain offices within the Services Segment for which Mr. Walker did have responsibility in 2018 and 2019, respectively, (iii) for 2019, to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard; and (iv) for 2018, to exclude the impact of claims revenue in 2017 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2018. See Annex A for additional information regarding National Programs Segment Organic Revenue growth - adjusted, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

(4)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

6

Board and Corporate Governance Matters

Proposal 1: Election of 13 Directors

At the Meeting, our 13 directors will stand for re-election for a term expiring at the 2021 Annual Meeting of Shareholders. Information about each nominee’s experience and qualifications appears below.

The Board recommends a vote FOR each of the 13 Director nominees.

All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected. If any director nominee becomes unable or unwilling to serve, proxies will be voted for any substitute nominee(s) as the Board of Directors (the “Board”) may nominate on the recommendation of the Nominating/Corporate Governance Committee.

Vote Required; Majority Voting; Board Recommendation

Our Bylaws provide for a majority voting standard for the election of our directors in uncontested elections. If the director election were contested, the plurality standard would apply, which means the nominees receiving the greatest numbers of votes would be elected to serve as directors.

To be elected, a nominee must receive the affirmative vote of more than 50% of the votes cast, either in person or by proxy, at the Meeting. If an incumbent director does not receive more than 50% of the votes cast with respect to his or her election, he or she must promptly tender a conditional resignation following certification of the vote. The Nominating/ Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept it, and the Board would be expected to act on the recommendation within 90 days. Thereafter, the Board will promptly publicly disclose its decision concerning whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the offer). If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified. If the Board accepts the resignation, then the Board may fill any resulting vacancy or may decrease the size of the Board.

The board of directors unanimously recommends a vote “FOR” each of the 13 director nominees

2020 PROXY STATEMENT	7

Board and Corporate Governance Matters

Director Nominees

Director Nominees and Qualifications

Set forth below is certain information concerning our current directors, all of whom are director nominees. All directors hold office for one-year terms or until their successors are elected and qualified.

J. Hyatt Brown	Chairman of the Board	Samuel P. Bell, III	Independent Director
Director since 1993 Committees served ●None		Director since 1993 Committees served ●Audit ●Nominating/Corporate Governance

Skills and Experience
Mr. Hyatt Brown, 82, was our Chief Executive Officer from 1993 to 2009 and our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown served on the Board of Directors of International Speedway Corporation, a publicly held company, until 2019, and he previously served on the Board of Directors of Verisk Analytics, Inc. (formerly Insurance Services Office). Mr. Brown is a member of the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100. Mr. Hyatt Brown’s sons, J. Powell Brown and P. Barrett Brown, are employed by us as President and Chief Executive Officer, and as Executive Vice President and President – Retail Segment, respectively. His son, J. Powell Brown, has served as a director since October 2007.

Skills and Experience
Mr. Bell, 80, served as Of Counsel to the law firm of Buchanan Ingersoll & Rooney PC from March 2015 until June 2017. From November 2013 until March 2015, he served as Of Counsel to the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A., and prior to that, had been a shareholder of the firm since January 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988. He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, Member of the Florida Institute for Health Innovation, and a member of the Board of Directors of the Florida Children’s Home Society.

Nominee Attributes
Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly traded companies, and proven leadership ability are just a few of the attributes that make him uniquely qualified to serve on, and chair, our Board.

Nominee Attributes
Mr. Bell’s extensive legal experience and familiarity with issues relating to Florida legislative and regulatory matters, along with his contributions in the form of service as a current member of the Audit and Nominating/Corporate Governance Committees and a past Chair of the Compensation Committee and member of the Acquisition Committee, are among the factors that were considered with respect to his nomination for re-election to the Board.

8

Board and Corporate Governance Matters

Hugh M. Brown	Independent Director	J. Powell Brown	Director and Chief Executive Officer
Director since 2004 Committees served ●Acquisition ●Compensation		Director since 2007 Committees served ●None

Skills and Experience
Mr. Brown, 84, who is unrelated to Mr. Hyatt Brown and Mr. Powell Brown, founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998. Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando and a member of the Board of Managers (BOM), Nemours Children’s Hospital, Orlando, Florida. In 2017, Mr. Brown was named one of the Most Influential Black Corporate Directors by Savoy Magazine.

Skills and Experience
Mr. Powell Brown, 52, was named Chief Executive Officer in July 2009. He has been our President since January 2007 and was appointed to be a director in October 2007. Prior to 2007, he served as one of our Regional Executive Vice Presidents since 2002. Mr. Brown was previously responsible for overseeing certain or all parts of all of our segments over the years, and worked in various capacities throughout the Company since joining us in 1995. Mr. Brown has served on the Board of Directors of WestRock Company (formerly RockTenn Company), a publicly held company, since January 2010. He is the son of our Chairman, J. Hyatt Brown, and the brother of P. Barrett Brown, our Executive Vice President and President – Retail Segment.

Nominee Attributes
Mr. Brown’s business experience, leadership abilities and proven value in previously leading the Audit Committee, of which he is a past chair, and his past service on the Acquisition, Compensation, and Nominating/Corporate Governance Committees are among the features considered in his nomination for re-election to the Board.

Nominee Attributes
Mr. Powell Brown’s work in all segments of our Company, leadership experience at every level of our Company and current position as President and Chief Executive Officer are among the qualities considered in connection with his nomination for re-election to the Board.

2020 PROXY STATEMENT	9

Board and Corporate Governance Matters

Lawrence L. Gellerstedt III	Independent Director	James C. Hays	Director and Vice Chairman
Director since 2018 Committees served ●Audit ●Acquisition		Director since 2018 Committees served ●Acquisition

Skills and Experience
Mr. Gellerstedt, 63, has served as Chairman of the Board and Chief Executive Officer of Cousins Properties Incorporated (Cousins) since July 2017. He previously served as President and Chief Executive Officer of Cousins from July 2009 to July 2017. Prior to this time, he held other roles at Cousins, including President and Chief Operating Officer, Executive Vice President and Chief Development Officer, and Senior Vice President and President of the Office/Multi-Family Division. Mr. Gellerstedt joined Cousins in 2005 following the acquisition of his firm, The Gellerstedt Group. He currently serves as a director of Georgia Power Co., a publicly held company, and previously served as a director of WestRock Company (formerly RockTenn Company) from 2000 to 2017.

Skills and Experience
Mr. James Hays, 62, joined us as Vice Chairman in November 2018 following Brown & Brown’s acquisition of The Hays Group, Inc. and certain of its affiliates (collectively, Hays Companies). He co-founded Hays Companies in 1994 and served as its Chief Executive Officer and President and as a Director since its inception.

Nominee Attributes
Mr. Gellerstedt’s breadth and depth of experience running businesses and serving on boards of both privately held and publicly traded companies, as well as his significant knowledge in real estate development, construction, and project management, were all considered in connection with his nomination for re-election to the Board.

Nominee Attributes
Mr. James Hays’ impressive track record as an entrepreneur and investor in businesses, as well as his extensive experience in, and knowledge of, the insurance industry were among the factors considered in connection with his nomination for reelection to the Board.

10

Board and Corporate Governance Matters

Theodore J. Hoepner	Independent Director	James S. Hunt	Independent Director
Director since 1994 Committees served ●Audit ●Nominating/Corporate Governance		Director since 2013 Committees served ●Acquisition ●Audit (Chair)

Skills and Experience
Mr. Hoepner, 78, served as Vice Chairman of SunTrust Bank, Inc. from January 2000 to December 2004 and as Vice Chairman of SunTrust Bank Holding Company from January 2005 until June 2005, when he retired. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust Bank, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc.

Skills and Experience
Mr. Hunt, 64, served as Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts Worldwide from 2003 until his retirement in 2012. During that period, he was a member of the Boards of Directors of Disney’s Hong Kong International Theme Park Company Limited, Shanghai International Theme Park Company Limited and Shanghai International Associated Facilities Company, Limited, as well as Disney’s Alameda Insurance and Buena Vista Insurance companies. Between 1992 and 2003 he held various senior finance positions with Walt Disney World Resort and prior to that, was a Partner with Ernst & Young. Mr. Hunt is a member of the Board of Directors of Caesars Entertainment Corporation, a publicly held company, where he serves as Chairman of the Board; The St. Joe Company, a publicly held company, where he serves on the Compensation Committee and as Chair of the Audit Committee; the Board of Trustees of Penn Mutual Life, a mutual life insurance company, where he serves on the Investment and Executive Committees and as Chair of the Audit Committee; and the Nemours Foundation, where he is Chairman of the Audit and Finance Committee. Mr. Hunt is a Certified Public Accountant (CPA).

Nominee Attributes
Mr. Hoepner’s years of experience in the banking industry, including extensive experience in management, make him a valuable addition to the Board. He previously chaired our Audit, Compensation and Acquisition Committees. All of these attributes were among the factors considered in connection with his nomination for re-election to the Board.

Nominee Attributes
Mr. Hunt’s more than 40 years of increasingly responsible executive and senior executive finance, strategy, and related operational roles, financial expertise, and significant international experience, along with his past service as a member of the Compensation Committee, were factors considered in connection with his nomination for re-election to the Board.

2020 PROXY STATEMENT	11

Board and Corporate Governance Matters

Toni Jennings	Independent Director	Timothy R.M. Main	Independent Director
Director since 2007 Committees served ●Compensation ●Nominating/Corporate Governance		Director since 2010 Committees served ●Acquisition (Chair)

Skills and Experience
Ms. Jennings, 70, serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings previously served on our Board of Directors from 1999 until April 2003. From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida. She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of Next Era Energy, Inc., a publicly held company, Mid-America Apartment Communities, Inc., a publicly traded real estate investment trust (REIT), The Nemours Foundation, and the Foundation for Florida’s Future. In 2019, Ms. Jennings was named one of the Most Influential Corporate Directors by WomenInc. magazine.

Skills and Experience
Mr. Main, 54, has served as Global Head of the Financial Institutions Group at Barclays Plc since April 2018 and from September 2016 until April 2018 served as the Chairman of the Global Financial Institutions Group. From October 2011 until September 2016, he was a Senior Managing Director of Evercore Partners. Prior to joining Evercore, Mr. Main worked at JPMorgan Chase, a global investment bank, for 23 years, most recently as a Managing Director and Head of the Financial Institutions Group.

Nominee Attributes
Ms. Jennings’ experience as owner and operator of a successful business, and her years of service in the legislative and executive branches of the State of Florida, along with her past service as a member of the Audit Committee and the Chair of the Compensation Committee, are features considered in concluding that she should continue to serve as a director of the Company

Nominee Attributes
Mr. Main’s extensive experience with complex financial transactions and acquisitions, as well as his broad knowledge of the insurance industry acquired throughout his career, are key components considered in nominating Mr. Main for re-election to the Board.

12

Board and Corporate Governance Matters

H. Palmer Proctor, Jr.	Lead Independent Director	Wendell S. Reilly	Independent Director
Director since 2012 Committees served ●Nominating/Corporate Governance (Chair)		Director since 2007 Committees served ●Compensation (Chair) ●Nominating/Corporate Governance

Skills and Experience
Mr. Proctor, 52, has served as Chief Executive Officer of Ameris Bancorp, a publicly held company (“Ameris”), and Ameris’s wholly owned bank subsidiary, Ameris Bank, since July 2019. He also serves as a director of Ameris. He previously served as President and Chief Executive Officer and a Director of Fidelity Bank and its holding company, Fidelity Southern Corporation, until their merger with Ameris Bank and Ameris, respectively, in July 2019. He is a member of the Advisory Board of Allied Financial. Mr. Proctor previously served as Chairman of the Georgia Bankers Association.

Skills and Experience
Mr. Reilly, 62, is the Chairman of Berman Capital Advisors and Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company. He is also a General Partner of Peachtree Equity Partners II. Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television stations. Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company, a publicly traded company. He is Trustee Emeritus of Emory University and is past Chair of the Governance Committee of Emory University’s Board of Trustees, and he serves on the Board of Trustees of The Carter Center and the Board of Directors of the International Center for Journalists. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.

Nominee Attributes
Mr. Proctor’s business experience, leadership abilities, and management expertise, along with his past service as a member of the Audit and Compensation Committees and Chair of the Acquisition Committee, were factors considered in connection with his nomination for re-election to the Board.

Nominee Attributes
Mr. Reilly’s business background and experience, including years of service with The Lamar Corporation, a publicly traded company in which the families of the founders hold significant ownership interests, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure, financing and acquisition structure. Mr. Reilly’s contributions as a past Chairman of our Acquisition Committee and Nominating/Corporate Governance Committee, as well as his past service as Lead Independent Director, were also taken into consideration in connection with his nomination for re-election to the Board.

2020 PROXY STATEMENT	13

Board and Corporate Governance Matters

Chilton D. Varner	Independent Director	Bradley Currey, Jr.	Director Emeritus
Director since 2004 Committees served ●Compensation ●Nominating/Corporate Governance

Skills and Experience
Ms. Varner, 77, has been a member of the law firm of King & Spalding in Atlanta, Georgia since 1976 and was partner from 1983 to 2017. Since January 2018, she has served as Senior Counsel at King & Spalding. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 30 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. She was a Trustee of Emory University from 1995 until 2014 and currently continues her services as a Trustee Emeritus. In 2019, Ms. Varner was named one of the Most Influential Corporate Directors by WomenInc. magazine.

Skills and Experience
Mr. Currey, 89, served as Chief Executive Officer of RockTenn Company, a publicly held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of RockTenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of RockTenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of RockTenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly traded company. Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.

Nominee Attributes
As a practicing attorney at one of the nation’s premier law firms and a counselor to businesses, their directors and management concerning risk and risk control, Ms. Varner brings a depth of experience and a wealth of unique and valuable perspectives to our Board. Ms. Varner previously chaired the Compensation Committee and served as our Lead Independent Director.

Director Emeritus

In January 2020, Bradley Currey, Jr., who has served as a director since 1995, informed the Company that he would not stand for re-election at the Company’s 2020 Annual Meeting of Shareholders. In recognition of his long and distinguished service to the Company and to continue to benefit from his counsel following the end of his term on the Board, the Board designated Mr. Currey as a director emeritus of the Company, effective immediately following the 2020 Annual Meeting of Shareholders. In his capacity as a director emeritus, Mr. Currey will be entitled to attend Board meetings in an advisory capacity, but will not vote on Board matters. Mr. Currey will also be entitled to compensation and fees as may be deemed appropriate by the Company in view of Mr. Currey’s services to the Company.

14

Board and Corporate Governance Matters

Director Independence

The New York Stock Exchange (“NYSE”) listed company manual requires directors to satisfy certain criteria to be deemed “independent.” The Board applies these standards in determining whether any director has a material relationship with the Company that would impair his or her independence, as discussed below. As required by the NYSE listed company manual, the Board considers all material relevant facts and circumstances known to it in making an independence determination, from the standpoints of both the director and persons or organizations with which the director has an affiliation.

The Board has considered the independence of our nominees in light of these NYSE standards and has affirmatively determined that the following 10 of the 13 director nominees have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Lawrence L. Gellerstedt III; Theodore J. Hoepner; James S. Hunt; Toni Jennings; Timothy R.M. Main; H. Palmer Proctor, Jr.; Wendell S. Reilly; and Chilton D. Varner. The following factors were relevant to the Board’s determination of independence:

10 of the 13 director nominees have no material relationship with us other than service as a director

●	The Board considered the relationships described below in “Relationships and Transactions with Affiliated Parties.”
●	In each case, the Board considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.
●	In the case of Mr. Main, the Board considered the fact that Mr. Main is Global Head of the Financial Institutions Group at Barclays Plc. The Board considered that (i) Mr. Main’s ownership interest in Barclays does not exceed ten percent, and he is not an executive officer of Barclays; (ii) there are no existing projects or transactions between Barclays’ investment banking division (i.e., the division in which Mr. Main holds his position) and the Company; (iii) in his role at Barclays, Mr. Main (a) is not permitted to cover the insurance brokerage sector, (b) is required to recuse himself from any conversations with clients or Barclays employees regarding the insurance business sector, (c) is prohibited from appearing as the coverage person for the Company on any Barclays books, records, or systems, and may not supervise any activity in relation to the Company or the insurance brokerage sector generally, (d) is prohibited from selling the Company’s common stock while it is on Barclays’ “watch” or “restricted” list, except in accordance with Barclays’ personal investment policy; and (iv) during each year between 2016 and 2019, the interest amounts the Company paid to Barclays in connection with the Company’s borrowings from Barclays were less than one percent of the Company’s annual revenue, and less than one percent of Barclays’s annual revenue.
●	In the case of Mr. Hoepner, the Board considered the fact that he is an investor in a bank holding company in which Messrs. Hyatt Brown and Powell Brown also are investors, in which a checking account with a balance of approximately $1.6 million was maintained by the Company in 2019 and for which a subsidiary of the Company provides insurance services and concluded that the investment, which in the aggregate comprised less than five percent of the outstanding stock of the bank holding company, was not material.

2020 PROXY STATEMENT	15

Board and Corporate Governance Matters

Director Nominee Selection Process

The Nominating/Corporate Governance Committee is responsible for identifying and evaluating director nominees and for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. The Committee has not established “minimum qualifications” for director nominees because it believes that rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.

1 The Committee evaluates director candidates based on a number of factors, including:
●the need or desirability of maintaining or expanding the size of the Board;
●independence;
●credentials, including, without limitation, business experience, experience within the insurance industry, educational background, professional training, designations and certifications;
●interest in, and willingness to serve on, the Board;
●ability to contribute by way of participation as a member of Board committees;
●financial expertise and sophistication;
●basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and
●willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs.

2 Board diversity	With respect to diversity, while no formal policy has been proposed or adopted, heterogeneity of points of view, background, experience, credentials, gender, and ethnicity are considered desirable, and characterize the current composition of our Board.

3 Sources for identifying potential Board members

The Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which current Board members are or have previously been involved and through which they have become acquainted with qualified candidates. The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Committee will consider director nominations that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals. See “Proposals of Shareholders” below. Such proposals must contain all information with respect to a proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described above, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.

The Board’s Role and Responsibilities

Overview

The role of the Board of Directors is to oversee the affairs of the Company for the benefit of our shareholders and other constituencies, including our teammates, customers, suppliers, carrier partners, and the communities in which we do business. The Board strives to propel the success and continuity of the Company’s business through the selection of qualified management and through ongoing monitoring designed to assure the Company’s activities are conducted in a legal, responsible and ethical manner.

16

Board and Corporate Governance Matters

Risk Oversight

The Board and its committees actively oversee management of the Company’s risks. They receive regular reports from senior management on areas of material risk to the Company, including operational, financial, strategic, acquisition-related, technological, competitive, reputational, legal, and regulatory risks.

The Board believes risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility. However, our Board committees have specific oversight responsibilities relating to certain aspects of risk management:

Our Audit Committee
Regularly reviews our financial statements, and our financial and other internal controls, and regularly receives reports from management, including the Company’s Senior Vice President of Technology, Innovation, and Digital Strategy and the Company’s Chief Information Security Officer, on the Company’s cybersecurity risks. Additionally, our Internal Audit Team and independent registered public accountants regularly identify and discuss with the Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements and audit work, as applicable.

Our Compensation Committee
Regularly reviews our executive compensation policies and practices, and other related employee benefits, and the risks associated with each. We believe our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk-taking. We do not believe our compensation policies and principles are reasonably likely to have a material adverse effect on the Company.

Our Nominating/Corporate Governance Committee
Considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through attendance at committee meetings or through committee reports about such risks.

We believe the Board’s approach to risk oversight, as described above, helps assess various risks, make informed decisions, and evaluate emerging risks in a proactive manner for the Company.

Further, our Financial Internal Audit Team is responsible for the performance of the internal audit function and for testing compliance with policies and procedures relating to our financial reporting and control environment. Our Information Technology Review Team is responsible for testing our systems and data security, as well as information technology controls. Our Insurance Operations Review Team is responsible for the testing of our operational internal controls. Our Team Resources Review Team tests compliance with internal guidelines and state and federal employment law requirements relating to compensation and human resources, and regularly assesses risks and potential risks associated with our operations. These departments support the integration of our acquisitions and report to our Audit Committee on a quarterly basis, unless more frequent reports are necessary.

Our General Counsel is primarily responsible for enterprise risk management for the Company. On a quarterly basis, our General Counsel presents an enterprise risk management analysis to our Board of Directors, which includes an assessment of overall risk, risk mitigation and elimination priorities, anonymous ethics hotline reports and claims liabilities. Also, our Chief Executive Officer and General Counsel annually deliver a detailed presentation to our Board of Directors about risks associated with our business. This presentation includes extensive discussion, analysis and categorization of risks with respect to likelihood of occurrence, severity and frequency, as well as consideration of mitigating factors that contribute to lessening the potential adverse consequences associated with such risks (which can never, in any business, be fully eliminated). This presentation is prepared with input from the Company’s executive officers, including our segment leaders and our Senior Vice President of Technology, Innovation, and Digital Strategy, as well as our Chief Information Security Officer.

2020 PROXY STATEMENT	17

Board and Corporate Governance Matters

Talent Management and Succession Planning

The Chairman of the Board, as well as our Chief Executive Officer, routinely discuss with the Board, generally in executive sessions, the Company’s management development and succession activities.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, with non-management directors as a group or with the Lead Independent Director, H. Palmer Proctor, Jr., by sending correspondence to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees. Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board Committees.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section of the “Investor Relations” tab, under “Key Documents” on our website (www.bbinsurance. com), and each of which is available in print to any shareholder who requests a copy by writing to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

Related Party Transactions Policy

Under our Related Party Transactions Policy, our General Counsel (or our Chief Executive Officer if the related party is our General Counsel or an immediate family member of our General Counsel) will review any potential Related Party Transaction to determine if it is subject to the Policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction). In determining whether to approve or ratify a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Nominating/Corporate Governance Committee has authority to administer the Policy and to amend it as appropriate from time to time.

For purposes of our Policy, “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.

18

Board and Corporate Governance Matters

Relationships and Transactions with Affiliated Parties

J. Hyatt Brown, who is one of our directors and the father of J. Powell Brown, a director and President and Chief Executive Officer of the Company, and P. Barrett Brown, an Executive Vice President and President – Retail Segment, received compensation of $211,219, consisting of $180,000 for services rendered to the Company in 2019, including assistance with acquisitions and recruitment, $6,480 in matching contributions made by the Company to his 401(k) Plan account, $20,566 for reimbursement of amounts earned by the Company for personal lines insurance he purchased through the Company or its subsidiaries, and $4,173 for the cost of certain club membership dues. Mr. Hyatt Brown serves as Chairman of the Board of the Company.

P. Barrett Brown, who is the son of Mr. Hyatt Brown and the brother of Mr. Powell Brown, was named an Executive Vice President and President of the Company’s Retail Segment, effective January 6, 2020, and most recently served as a Senior Vice President of the Company and as a Regional President of the Company’s Retail Segment. He received compensation of $1,456,601, consisting of $1,414,154 for services rendered to the Company in 2019, $31,247 in cash dividends paid on granted PSP and 2010 SIP shares for which conditions of vesting other than time-based conditions have been satisfied, $11,200 in matching contributions made by the Company to his 401(k) Plan account. In addition, Mr. Barrett Brown received a grant under our 2010 Stock Incentive Plan (“2010 SIP”) in February 2019 and a grant under our 2019 Stock Incentive Plan (“2019 SIP”) in February 2020 with grant date fair values of $299,969 and $499,944, respectively. In connection with his promotion and relocation in 2014, Mr. Barrett Brown received a loan of $500,000 from the Company in November 2014, which was subject to the terms of a Promissory Note providing that the principal and interest amounts of such loan are forgivable in increments of one-seventh each year, so long as Mr. Barrett Brown remained employed by the Company and/ or its affiliates. Effective December 31, 2019, in anticipation of his promotion to the position of Executive Vice President and President of the Company’s Retail Segment, the remaining principal balance of $214,285.72 and imputed interest of $3,393 under the Promissory Note were forgiven by the Company.

Carrie Brown, who is married to P. Barrett Brown, was employed by the Company as Corporate Counsel until February 2016. Effective February 1, 2016, Ms. Brown entered into a Consulting Agreement (the “Consulting Agreement”) with the Company to provide legal services to us as an independent contractor. In 2019, Ms. Brown received payments of $182,000 for services rendered in 2019 pursuant to the Consulting Agreement.

Zambezi, LLC (“Zambezi”), a Florida limited liability company whose Members and Managers are J. Hyatt Brown and his wife, Cici Brown, owns a Cessna Citation Sovereign aircraft (the “Aircraft”), which the Company leases pursuant to an Aircraft Dry Lease Agreement (the “Agreement”) with Zambezi. In 2019, the Company paid Zambezi $472,397 under the Agreement to lease the Aircraft. Pursuant to the Agreement, subject to availability of the Aircraft and other specified conditions, Mr. Hyatt Brown has the right to use the Aircraft for personal use, subject to reimbursement paid to the Company at the maximum rate permitted by law. Mr. Hyatt Brown paid $86,768 to the Company for such personal use of the Aircraft in 2019. The Company and Zambezi also are party to an Airside Sub-Lease Agreement and Services Agreement, pursuant to which Zambezi leases hangar space from the Company and pursuant to which pilots and mechanics employed by the Company are available to pilot and service the Aircraft as provided therein. In 2019, Zambezi paid the Company $19,937 for the lease of hangar space for the Aircraft, and $361,773 for the services of pilots and mechanics employed by the Company and for parts, equipment, and supplies related to the Aircraft’s maintenance and operation.

James C. Hays, who is one of our directors and who also serves as Vice Chairman of the Company, received compensation of $1,218,258, consisting of $1,207,058 for services rendered to the Company in 2019 and $11,200 in matching contributions made by the Company to his 401(k) Plan account. Mr. James Hays serves as Vice Chairman of the Company.

Jessica Whinnery, who is the daughter of Mr. James Hays, is employed by a subsidiary of the Company as a Benefits Consultant in the Company’s Minneapolis, Minnesota office and received compensation of $145,904 for services rendered in 2019.

Jeffrey L. Hays, who is the son of Mr. James Hays, is the majority owner of RLA Insurance Intermediaries, LLC, a wholesale insurance brokerage firm headquartered in Boston, Massachusetts (“RLA”) that occasionally places insurance products or services on behalf of certain offices within our Retail Segment. During 2019, we received net agency commissions of $1,608,959 in connection with the placement of insurance products or services placed by RLA on behalf of offices within our Retail Segment.

2020 PROXY STATEMENT	19

Board and Corporate Governance Matters

In March 2020, Peachtree Special Risk Brokers, LLC, a wholly owned subsidiary of the Company (“Peachtree”), acquired substantially all of the assets, and assumed certain liabilities, of RLA, pursuant to that certain asset purchase agreement, effective March 1, 2020 (the “Asset Purchase Agreement”), by and among the Company, Peachtree, RLA, and RLA’s individual owners. Pursuant to the Asset Purchase Agreement, Peachtree paid to RLA an initial purchase price of $50,725,000 at the closing of the transaction, and an additional amount of up to $22,500,000 may be paid based on the performance of the acquired assets during the three-year period following the effective date of the transaction. The Asset Purchase Agreement includes certain five-year non-competition and non-solicitation covenants applicable to Mr. Jeffrey Hays.

In addition, effective as of March 1, 2020, Mr. Jeffrey Hays became employed by Peachtree as an Executive Vice President and profit center leader of our new “RLA Insurance Intermediaries” profit center, and he entered into an Employment Agreement with Peachtree that provides for payment of the following compensation for a three-year term of employment: (i) an annual base salary of $400,000, (ii) an annual bonus based upon the performance of the RLA Insurance Intermediaries profit center, and (iii) additional commissions based upon the growth of his individual book of business. During the initial three-year employment term, Peachtree may only terminate the Employment Agreement “with cause.” Mr. Jeffrey Hays’ Employment Agreement includes a prohibition on directly or indirectly soliciting or servicing our clients or soliciting our employees to leave their employment with us.

Board Structure and Process

Board Leadership

Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the specific needs of the Company. Mr. Hyatt Brown, who retired from the position of Chief Executive Officer in 2009, continues to serve as Chairman of the Board, while Mr. Powell Brown serves as Chief Executive Officer.

We believe our leadership structure is desirable because it allows Mr. Powell Brown to focus his efforts on running our business and managing the Company in the best interests of our shareholders, while we continue to realize the benefits of Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, current and past service on boards of other publicly traded companies and proven leadership ability.

The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. Our Lead Independent Director, H. Palmer Proctor, Jr., presides over these executive sessions.

Board and Board Committee Matters

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section of the “Investor Relations” tab, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114. Our committee meetings are generally attended by all Board members, subject to the availability of each director, which we believe enables our Board to function in a more collaborative, transparent, and effective manner, and which we believe promotes collegiality among the Board.

20

Board and Corporate Governance Matters

Audit Committee

Members James S. Hunt (Chair) Samuel P. Bell, III Theodore J. Hoepner Lawrence L. Gellerstedt III Six Meetings Held in 2019

The Audit Committee is composed of independent directors as defined in the NYSE listed company manual and includes two audit committee financial experts, Theodore J. Hoepner and James S. Hunt, among its members. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent registered public accountants, to meet with our independent registered public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting, auditing, and technology matters related to the Company, including our systems of internal controls and financial management practices.

Compensation Committee

Members Wendell S. Reilly (Chair) Hugh M. Brown Bradley Currey, Jr. Toni Jennings Chilton D. Varner Six Meetings Held in 2019

Each member of the Compensation Committee is independent as defined in the NYSE listed company manual. The Compensation Committee sets the compensation for our Chief Executive Officer, and reviews and approves the compensation for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Compensation Committee Report” and “Compensation Discussion and Analysis.” The Compensation Committee also reviews, makes recommendations with respect to, and approves our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan (“ESPP”), our 2008 Sharesave Plan, our Performance Stock Plan (“PSP”), which was suspended in April 2010, our ISO Plan, which expired December 31, 2008, our 2010 SIP, which was suspended in May 2019, and our 2019 SIP. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.

Nominating/Corporate Governance Committee

Members H. Palmer Proctor, Jr. (Chair) Samuel P. Bell, III Theodore J. Hoepner Toni Jennings Wendell S. Reilly Chilton D. Varner Five Meetings Held in 2019

Each member of the Nominating/Corporate Governance Committee is independent as defined in the NYSE listed company manual. This Committee’s duties include responsibilities associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Meeting of Shareholders and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.

Director Tenure and Board Refreshment

The Nominating/Corporate Governance Committee regularly considers the composition of the Board. However, we have not established a mandatory retirement age or other term limits because we believe longer-tenured directors can bring important experience and institutional knowledge that are critical to the success of our Board and the long-term interests of our shareholders. Consideration is given to rotating committee members, committee chairs, and the Lead Independent Director position every three to five years because we believe fresh perspectives facilitate enhanced Board and committee performance. Our Nominating/Corporate Governance Committee evaluates the performance of each incumbent director at least annually before recommending his or her nomination for an additional term. In addition, any director who has a job change must submit a letter of resignation resigning from the Board. The submission of a letter of resignation provides an opportunity for the Board to review the continued appropriateness of the director’s membership on the Board under the circumstances.

2020 PROXY STATEMENT	21

Board and Corporate Governance Matters

Board Evaluations

The Nominating/Corporate Governance Committee conducts an annual evaluation of the Board and its committees, as well as the individual performance of each director. As part of this process, all directors complete detailed confidential questionnaires to provide feedback on the effectiveness of the Board, the committees and the performance of individual directors. The results of the questionnaires are compiled anonymously by the Chair of the Nominating/Corporate Governance Committee in the form of summaries, and the feedback is reviewed and discussed by the Nominating/ Corporate Governance Committee and subsequently reported to the full Board. We believe these assessments allow us to continually improve the effectiveness of our Board and committee meetings throughout the year.

Meetings and Attendance

During 2019, our Board of Directors held eight meetings. With the exception of one director, who attended 95% of the total number of meetings of committees of which he is or was a member, each incumbent director serving during 2019 attended 100% of the total number of Board meetings, and 100% of the total number of meetings of committees of which such director is or was a member. The Board expects, but does not require, directors, all of whom are director nominees, to attend the Annual Meeting of Shareholders. All then-current members of the Board attended the 2019 Annual Meeting of Shareholders.

Director Compensation

2019 Director Compensation

Our Board of Directors reviews the compensation of our non-employee directors at least every two years or as such other time as circumstances may warrant. In January 2019, Frederic W. Cook & Co., Inc. (“FW Cook”), an independent outside compensation consulting firm retained by the Compensation Committee, conducted a comprehensive analysis of the Company’s non-employee director compensation review, as described below.

Survey Comparison

As part of FW Cook’s analysis, the Compensation Committee reviewed and considered data from the 2018 FW Cook Director Compensation Report, which consisted of data from a blend of general industry companies with market capitalizations between $1 and $5 billion and market capitalizations greater than $5 billion, and the 2017–2018 NACD Director Compensation Report, which consisted of data from general industry companies, as well as insurance companies, with annual revenues between $1 and $2.5 billion.

Results of FW Cook’s Analysis

Based upon the results of FW Cook’s analysis, the Compensation Committee concluded that:

●	the total annual compensation for our non-employee directors was below the 25th percentile of the general industry market surveys and three percent below the median of the insurance industry survey data,
●	the pay mix for the Company’s non-employee director compensation was more heavily weighted toward cash than equity relative to market practice, and
●	the Company’s stock ownership guidelines, which encouraged but did not require non-employee directors to accumulate at least $100,000 worth of Company stock (i.e., 1.25x the current annual cash retainer), were not aligned with the more common practice of requiring stock ownership valued at least three to five times the current annual cash retainer.

22

Board and Corporate Governance Matters

Based upon FW’s Cook’s analysis and the Compensation Committee’s recommendation, in January 2019, the Board approved the following changes to the compensation for our non-employee directors, to be effective immediately following the 2019 Annual Meeting of Shareholders:

●	an increase to the size of the annual grant of fully vested common stock from $70,000 to $80,000, and
●	to better align the long-term interests of our directors and our shareholders, a requirement that non-employee directors accumulate Brown & Brown common stock valued at least four times the current annual cash retainer within four years of joining the Board.

The Compensation Committee also determined that beginning in May 2019, the annual grant of fully vested common stock would be made at the Compensation Committee’s regular second-quarter meeting to align with the commencement of each non-employee director’s annual term on the Board.

The following table sets forth cash and other compensation earned during 2019 by directors who are not Named Executive Officers.

2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Samuel P. Bell, III	80,000	79,979	—		159,979
Hugh M. Brown	80,000	79,979	—		159,979
J. Hyatt Brown	—	—	211,219	(1)	211,219
Bradley Currey, Jr.	80,000	79,979	—		159,979
Lawrence L. Gellerstedt III	80,000	79,979	—		159,979
James C. Hays	—	—	1,218,258	(2)	1,218,258
Theodore J. Hoepner	80,000	79,979	—		159,979
James S. Hunt	90,000	79,979	—		169,979
Toni Jennings	80,000	79,979	—		159,979
Timothy R.M. Main	86,000	79,979	—		165,979
H. Palmer Proctor, Jr.	86,000	79,979	—		165,979
Wendell S. Reilly	90,000	79,979	—		169,979
Chilton D. Varner	80,000	79,979	—		159,979
(1)	See “Relationships and Transactions with Affiliated Parties” for information on additional payments to Mr. Hyatt Brown.
(2)	See “Relationships and Transactions with Affiliated Parties” for information on additional payments to Mr. James Hays.

2020 PROXY STATEMENT	23

Audit Matters

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2002.

The Board recommends a vote FOR the ratification of Deloitte & Touche LLP for 2020

The Committee and the Board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the appointment of the independent registered public accountants will be reconsidered by the Committee. Even if the selection is ratified, the Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

Vote Required; Board Recommendation

In order to be ratified, this Proposal 2 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the ratification of Proposal 2 is in the best interests of the Company and its shareholders.

The board of directors unanimously recommends a vote “FOR” this proposal.

24

Audit Matters

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter, which was most recently reviewed by the Committee in October 2019. The Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section of the “Investor Relations” tab, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in the NYSE listed company manual, as well as other statutory, regulatory and other requirements applicable to the Company’s Audit Committee members).

With respect to the fiscal year ended December 31, 2019, the Audit Committee:

1.	has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;
2.

has discussed with the independent registered public accountants of the Company the matters required to be discussed by the standards of the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 16, Communications with Audit Committees;

3.

has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

4.

based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

AUDIT COMMITTEE

James S. Hunt (Chair)
Samuel P. Bell, III
Theodore J. Hoepner
Lawrence L. Gellerstedt III

2020 PROXY STATEMENT	25

Information Concerning Independent Registered Public Accountants

Fees Paid to Deloitte & Touche LLP

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2019 and 2018:

	2018	2019
Audit Fees:(1)	$1,688,416	$2,340,553
Audit-Related Fees:(2)	$0	$0
Tax Fees:(3)	$0	$0
All Other Fees:(4)	$0	$0
Total:	$1,688,416	$2,340,553
(1)

Audit Fees were the aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Forms 10-Q and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2019 and 2018, including any out-of-pocket expense. The increase in Audit Fees in 2019, as compared to 2018, was primarily related to our increased acquisition activity in 2018 and 2019, as compared to prior years.

(2)

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal year ended December 31, 2019 and 2018. Deloitte & Touche LLP did not provide any such services during the periods.

(3)	Tax Fees are fees for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2019 or 2018. Deloitte & Touche LLP did not provide any such services during the periods.
(4)	Deloitte & Touche LLP did not provide any “other services” during the periods.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our policy requires that the Audit Committee consider and approve in advance any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with their annual engagement letter, except for certain limited non-audit services. During fiscal years 2019 and 2018, all services were approved by the Audit Committee in accordance with this policy.

26

Compensation Matters

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

At the Meeting, we will ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.

The Board recommends a vote FOR the resolution to approve on a non-binding advisory basis the compensation of the named executive officers.

As described in detail below under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Accordingly, our Named Executive Officers are rewarded to the extent we achieve specific annual goals and deliver financial performance intended to increase long-term shareholder value.

Our Compensation Committee has adopted an approach to executive compensation that we believe enables the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance and aligning executive compensation with shareholder interests. The Committee continually reviews the compensation programs for our Named Executive Officers with the goal of most effectively aligning our executive compensation structure with our shareholders’ interests and current market practices. For example, (1) a significant portion of pay is performance-based, (2) compensation is incentive-driven with both short- and long-term focus, and (3) we believe components of compensation are linked to increasing shareholder value.

We are again asking our shareholders to indicate their support for our executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, program and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask our shareholders to vote “FOR” the approval, on an advisory basis, of executive compensation.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, our Board and Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required; Board Recommendation

In order to be approved, this Proposal 3 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the advisory approval of Proposal 3 is in the best interests of the Company and its shareholders.

The board of directors unanimously recommends a vote “FOR” this proposal.

2020 PROXY STATEMENT	27

Compensation Matters

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Wendell S. Reilly (Chair)
Hugh M. Brown
Bradley Currey, Jr.
Toni Jennings
Chilton D. Varner

28

Compensation Discussion and Analysis

Executive Summary

Our Compensation Committee has responsibility for the design, implementation, and approval of the compensation of our executive officers. We seek to provide an executive compensation package that supports our business strategy and is driven by our overall financial performance, the success of the business segments and corresponding financial performance that are directly impacted by the executive’s leadership, and the performance of the individual executive. The Compensation Committee periodically reviews, with the support of an independent compensation consultant, the pay practices of other companies with the goal of seeing that the Company’s executive compensation program remains competitive, but does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data.

At last year’s Annual Meeting of Shareholders, 95% of the votes cast were in favor of the advisory vote to approve executive compensation. In view of this favorable vote (as well as a similar favorable vote in 2018) and the success of our 2018 executive compensation policies in incentivizing results that were aligned with the long-term interests of our shareholders, as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), our executive compensation policies and practices were substantially unchanged from the prior year.

For 2019, our Named Executive Officers were as follows:

Name	Principal Position
J. Powell Brown	Chief Executive Officer and President
R. Andrew Watts	Chief Financial Officer Executive Vice President and Treasurer
J. Scott Penny	Executive Vice President and Chief Acquisitions Officer
Anthony T. Strianese	Executive Vice President and President - Wholesale Brokerage Segment
Chris L. Walker	Executive Vice President and President - National Programs Segment

We believe our compensation system continues to effectively incentivize our executive officers to deliver results for the Company that are aligned with the long-term interests of our shareholders. As reflected in the table below, we delivered strong performance in 2019, and as a result, the annual cash incentives for our Named Executive Officers were calculated and paid above the target amounts:

2020 PROXY STATEMENT	29

Compensation Discussion and Analysis

Performance Highlights

TOTAL SHAREHOLDER RETURNS (1)

Source: FactSet as of December 31, 2019
(1)	Calculated as change in share price plus total dividends paid
(2)	Represents median total return of Aon plc, Willis Towers Watson PLC, Arthur J. Gallagher & Co., and Marsh & McLennan Companies Inc.

Strong revenue growth from our three largest business segments comprising over 90% of our total annual revenue
26th consecutive annual dividend increase, returning approximately $91 million to shareholders
23 strategic agency acquisitions with aggregate annual revenues of approximately $105 million
Continued technology improvements to support further growth

REVENUES NET INCOME EARNINGS PER SHARE INCOME BEFORE INCOME TAXES MARGIN (3) ADJUSTED EBITDAC MARGIN (1)
COMPANY TOTAL COMMISSIONS
AND FEES GROWTH

Retail Segment total commissions and fees growth

National Programs Segment total commissions and fees growth

Wholesale Brokerage Segment total commissions and fees growth

Services Segment total commissions and fees growth

COMPANY ORGANIC REVENUE [1] GROWTH

COMPANY ORGANIC REVENUE (1)
GROWTH ADJUSTED (2)

Retail Segment Organic Revenue(1) growth

National Programs Segment Organic Revenue(1) growth

National Programs Segment Organic Revenue(1) growth - adjusted(3)

Wholesale Brokerage Segment Organic Revenue(1) growth

Services Segment Organic Revenue(1) growth

(1)	See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.
(2)	Company Organic Revenue growth was adjusted for 2019 to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard.
(3)	National Programs Segment Organic Revenue growth was adjusted (i) for 2018 and 2019, to exclude the impact of certain offices within the National Programs Segment for which Chris L. Walker, Executive Vice President and President - National Programs Segment, did not have responsibility in 2018 and 2019, respectively, (ii) for 2018 and 2019, to include the impact of certain offices within the Services Segment for which Mr. Walker did have responsibility in 2018 and 2019, respectively, (iii) for 2019, to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment

30

Compensation Discussion and Analysis

in 2018 resulting solely from our implementation of the New Revenue Standard; and (iv) for 2018, to exclude the impact of claims revenue in 2017 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2018. See Annex A for additional information regarding National Programs Segment Organic Revenue growth - adjusted, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

(4)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

Our Compensation Philosophy

Our compensation system is intended to:

Attract and Retain High-quality people that are crucial to both the short-term and long-term success of the Company	1	Compensate for Performance Linked to our strategic objectives through the use of incentive compensation programs	2	Create a Common Interest Between our executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making	3

In support of these goals, for 2019 our incentive compensation program included both long- and short-term compensation and was tied to increases in our adjusted earnings per share, Organic Revenue growth, Adjusted EBITDAC Margin, and predetermined personal objectives for each of our executive officers.

Compensation Components

Our compensation philosophy is reflected in the following short-term and long-term compensation components:

1	Base Salary
Rationale
●Provide competitive levels of compensation to our executive officers based on scope of responsibilities and duties
●Recruit and retain executive officers

How Amounts Are Determined
●Based on a wide range of factors, including business results, individual performance and responsibilities, and comparative market assessments

2	Annual Cash Incentives and Bonuses
Rationale
●Align executive officers’ performance with annual goals and objectives
●Create a direct link between pay and current year financial and operational performance

How Amounts Are Determined
●Target payouts based upon comparative market assessments, recommendations by chief executive officer, and input from the Compensation Committee’s independent compensation consultant, subject to the approval of Compensation Committee or, in the case of the chief executive officer, recommendations from the Compensation Committee’s independent compensation consultant, subject to the approval of Compensation Committee based upon its annual chief executive officer performance review
●Actual payout based upon a combination of Company and/or segment performance and achievement of personal performance objectives
●Additional discretionary bonus available as determined by chief executive officer, subject to the approval of Compensation Committee, or, in the case of chief executive officer, as determined by Compensation Committee

3	Long-Term Equity Incentive Awards
Rationale
●Reward effective long-term capital management and decision-making
●Focus attention on future returns to shareholders
●Retain executive officers who have the potential to impact both our short-term and long-term profitability through a combination of time- and performance-based awards
●Recognize and reward specific achievements and/or the previous year’s performance
●Generally granted annually during first quarter

How Amounts Are Determined
●Award amount determined based upon a blend of quantitative measures and consideration of personal performance, as well as comparative market assessments
●For awards with a performance-based vesting condition, number of awarded shares may be higher or lower than target, subject to specified threshold and maximum amounts, based upon the Company’s performance during the performance period
●Actual value realized based upon the Company’s stock price over measurement and vesting periods

2020 PROXY STATEMENT	31

Compensation Discussion and Analysis

The chart below shows the 2019 mix of compensation for our Chief Executive Officer and for the other Named Executive Officers as a group.

2019 TARGET MIX
CHIEF EXECUTIVE OFFICER

OTHER NAMED EXECUTIVE OFFICERS

How We Set Compensation

Role of Management

The Compensation Committee considers input from our Chief Executive Officer in making determinations regarding the compensation of our executive officers, other than our Chief Executive Officer. As part of the annual planning process, our Chief Executive Officer recommends, and presents to the Compensation Committee for consideration, base salary adjustments, framework and targets for our annual cash incentive program, and long-term equity incentive award amounts, in each case based upon an individual’s performance and responsibilities, as well as comparative market data, as described below, for our executive officers, other than our Chief Executive Officer. In addition, our Chief Executive Officer periodically presents to the Compensation Committee and the Board his evaluation of each executive officer’s performance and reviews succession plans for each of our executive officers.

Role of the Compensation Consultant

Beginning in August 2015, the Compensation Committee engaged FW Cook to assist with a review of the components, structure and design of the long-term equity incentive arrangements with our executive officers and other key employees. The primary goal of this engagement was to help design long-term equity incentive arrangements that continue to be competitive and aligned with shareholder interests. FW Cook has remained engaged by the Compensation Committee to advise and assist with other matters related to executive and non-employee director compensation. The Compensation Committee considers FW Cook to be independent because FW Cook performed no services for the Company’s management unrelated to services performed for the Compensation Committee and there was no conflict of interest raised as a result of any work performed by FW Cook, directly or indirectly, for the Compensation Committee during fiscal years 2015-2019.

Comparative Market Assessment

The Compensation Committee does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data, but does periodically review the pay practices of other companies with the goal of seeing that the Company’s executive compensation program remains competitive.

In 2016, FW Cook conducted a comprehensive analysis of the Company’s pay practices and executive compensation levels as compared to a group of the Company’s peers (the “2016 Comparative Market Assessment”), as described below. In January 2018 and as a follow-up to the 2016 Comparative Market Assessment, FW Cook conducted an additional analysis of the Company’s compensation levels for its Chief Executive Officer and Chief Financial Officer as compared to a group of the Company’s peers (the “2018 Comparative Market Assessment”), as described below. In 2019 FW Cook conducted a comprehensive analysis of the Company’s pay practices and executive compensation levels as compared to a group of the Company’s peers (the “2019 Comparative Market Assessment” and together with the 2016 Comparative Market Assessment and the 2018 Comparative Market Assessment, the “Comparative Market Assessments”), as described below.

32

Compensation Discussion and Analysis

Proxy Comparison Group

For the Comparative Market Assessments, FW Cook focused on our peers in the Russell 3000 of similar size, industry, and business characteristics. The other insurance intermediaries for which compensation data was publicly available—Aon plc, Arthur J. Gallagher & Co, Marsh & McLennan Companies Inc. and Willis Towers Watson PLC—compete with us the most directly for talent. However, these publicly traded insurance intermediaries are significantly larger than we are in total assets, total revenue and market capitalization. Because of these differences in size, FW Cook also reviewed the compensation practices of nine publicly traded insurance carriers and several other companies in the capital markets industry. The proxy comparison group was as follows:
Our total revenue is at the 42nd percentile of the proxy comparison group, and our market capitalization is at the 58th percentile of the proxy comparison group.

Peer Company	Business Focus
Arch Capital Group Ltd.	Property & Casualty Insurance Carrier
AXIS Capital Holdings Limited	Property & Casualty Insurance Carrier
Aon plc	Insurance Intermediary
Argo Group International Holdings	Property & Casualty Insurance Carrier
Arthur J. Gallagher & Co.	Insurance Intermediary
CBIZ, Inc.	Research & Consulting Services
Crawford & Company	Insurance Intermediary
Erie Indemnity Company	Property & Casualty Insurance Carrier
FBL Financial Group Inc.	Life & Health Insurance Company
Marsh & McLennan Companies Inc.	Insurance Intermediary
Primerica, Inc.	Life & Health Insurance Company
Raymond James Financial, Inc.	Investment Banking & Brokerage
RLI Corp.	Property & Casualty Insurance Carrier
Selective Insurance Group Inc.	Property & Casualty Insurance Carrier
Waddell & Reed Financial, Inc.	Asset Management & Custody Banks
Willis Towers Watson PLC	Insurance Intermediary

Survey Comparison

As part of the 2016 Comparative Market Assessment and the 2019 Comparative Market Assessment, the Compensation Committee also reviewed and considered data from the 2016 Towers Watson CDB General Industry Compensation survey and the 2019 Willis Towers General Industry Compensation survey, respectively.

Results of the Comparative Market Assessments

Based upon the results of the Comparative Market Assessments, the Compensation Committee determined that, among other things, the total 2016 and 2018 direct compensation for the Company’s executive officers, which includes each executive officer’s base salary, target cash incentive amount, and target long-term equity incentives, was in each case generally aligned with the market blend median. However, the Compensation Committee also concluded that:

●

the Company’s 2016 management service fee (MSF), which is the notional amount investors pay for a company to be managed, calculated as the aggregate 2016 target pay for the Company’s five highest paid executive officers in 2015, was positioned in the 32nd percentile of the Company’s peer group, while the Company’s 2015 revenue was positioned in the 48th percentile of its peer group; and

●	the Company’s 2018 MSF, calculated as the aggregate 2018 target pay for the Company’s five highest paid executive officers in 2017, was also positioned at the 32nd percentile of the Company’s peer group, while the Company’s 2017 revenue was positioned in the 41st percentile of the peer group.

The Compensation Committee believes that the evaluation of MSF is valuable to gain an understanding of the pay competitiveness of the Company’s executive officers, regardless of position or tenure.

Based, in part, upon the results of FW Cook’s analyses, the Compensation Committee applied the following pay adjustments for our Named Executive Officers for 2019 and 2020:

2020 PROXY STATEMENT	33

Compensation Discussion and Analysis

●

Mr. Powell Brown received an increase in his 2020 long-term equity incentive award of $1,000,000 and an increase in his 2020 target cash incentive of $600,000. The Committee’s decision to increase Mr. Powell Brown’s 2020 long-term equity incentive award from $2,000,000 to $3,000,000 and his 2020 target cash incentive amount from $1,400,000 to $2,000,000 was based, in part, upon the 2019 Comparative Market Assessment and the conclusion that Mr. Powell Brown’s 2019 target total direct compensation was 11% below the peer group median and aligned with only the general industry 25th percentile, that his 2019 long-term equity incentive award was below the 50th percentile of the peer group and below the 25th percentile of the general industry, and that his 2019 target cash incentive amount was below the 50th percentile of the peer group

●	At the recommendation of Mr. Powell Brown, Mr. Watts received an increase in his 2020 base salary of $100,000, an increase in his 2020 long-term equity incentive award of $100,000, and an increase in his 2020 target cash incentive of $75,000. Mr. Powell Brown’s recommendation to increase Mr. Watts’ 2020 base salary from $500,000 to $600,000, his 2020 long-term equity incentive award from $600,000 to $700,000, and his 2020 target cash incentive amount from $625,000 to $700,000 was based, in part, upon the 2019 Comparative Market Assessment and the conclusion that Mr. Watts’ 2019 target total direct compensation was 15% below the peer group median and 9% below the general industry median, that his 2019 base salary was between the 25th and 50th percentile of both the peer group and the general industry, that his 2019 target cash incentive was between the 25th and 50th percentile of the peer group, and that his 2019 long-term equity incentive award was below the 25th percentile of both the peer group and the general industry.
●

At the recommendation of Mr. Powell Brown, Mr. Penny received an increase in his 2019 long-term equity incentive award of $130,000. Mr. Powell Brown’s recommendation to increase Mr. Penny’s long-term equity incentive award from $320,000 to $450,000 was based, in part, upon the 2016 Comparative Market Assessment and the conclusion that Mr. Penny’s 2018 total direct compensation was 5% below the peer group median.

●	At the recommendation of Mr. Powell Brown, Mr. Penny received an increase in his 2020 base salary of $100,000, an increase in his 2020 long-term equity incentive award of $50,000, and an increase in his 2020 target cash incentive amount of $100,000. Mr. Powell Brown’s recommendation to increase Mr. Penny’s 2020 base salary from $500,000 to $600,000, his 2020 long-term equity incentive award from $450,000 to $500,000, and his 2020 target cash incentive amount from $800,000 to $900,000 was based, in part, upon the 2019 Comparative Market Assessment and the conclusion that Mr. Penny’s 2019 target total direct compensation was not above the peer group median.
●

At the recommendation of Mr. Powell Brown, Mr. Strianese receive an increase in his 2020 target cash incentive amount of $50,000. Mr. Powell Brown’s recommendation to increase Mr. Strianese’s 2020 target cash incentive amount from $850,000 to $900,000 was based, in part, upon the 2019 Comparative Market Assessment and the conclusion that Mr. Strianese’s 2019 target total direct compensation was 22% below the peer group median.

●	At the recommendation of Mr. Powell Brown, Mr. Walker received an increase in his 2019 base salary of $150,000 and a decrease in his 2019 long-term equity incentive award of $50,000. Mr. Powell Brown’s recommendation to increase Mr. Walker’s 2019 base salary from $500,000 to $650,000 was based, in part, upon the 2016 Comparative Market Assessment and the conclusion that Mr. Walker’s 2018 total direct compensation was 15% below the peer group median.
●

At the recommendation of Mr. Powell Brown, Mr. Walker received an increase in his 2020 base salary of $50,000, increase in his 2020 long-term equity incentive award of $50,000, and an increase in his 2020 target cash incentive amount of $100,000. Mr. Powell Brown’s recommendation to increase Mr. Walker’s 2020 base salary from $650,000 to $700,000, his 2020 long-term equity incentive award from $450,000 to $500,000, and his 2020 target cash incentive amount from $900,000 to $1,000,000 was based, in part, upon the 2019 Comparative Market Assessment and the conclusion that Mr. Walker’s 2019 target total direct compensation was 20% below the peer group median.

2019 Compensation

Consideration of Last Year’s “Say-On-Pay” Vote

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide our shareholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of named executive officers. At our annual meetings of shareholders in both 2018 and 2019, our shareholders voted to approve compensation by a significant margin.

In view of the favorable vote in 2019 (as well as a similar favorable vote in 2018), as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), we did not substantially change our executive compensation policies for 2019.

At our 2019 Annual Meeting of Shareholders our executive compensation program was supported by 95% of votes cast.

34

Compensation Discussion and Analysis

2019 Base Salaries

Other than for Mr. Walker, whose 2019 base salary increased from $500,000 to $650,000, the Compensation Committee did not increase the base salaries for the Named Executive Officers in 2019.

Executive Officer	2019 Base Salary	2018 Base Salary	Change
J. Powell Brown	$1,000,000	$1,000,000	—
R. Andrew Watts	$500,000	$500,000	—
J. Scott Penny	$500,000	$500,000	—
Anthony T. Strianese	$600,000	$600,000	—
Chris L. Walker	$650,000	$500,000	$150,000	(1)
(1)	The decision to increase Mr. Walker’s 2019 base salary was based upon the recommendation of Mr. Powell Brown and accompanied by a decrease of $50,000 in Mr. Walker’s 2019 long-term equity incentive award. Mr. Powell Brown’s recommendation to increase Mr. Walker’s salary from $500,000 to $650,000 was based upon the 2016 Comparative Market Assessment and the conclusion that Mr. Walker’s 2018 total direct compensation was 15% below the peer group median.

2019 Annual Cash Incentives

Our annual cash incentives are designed to align executive officer compensation with our annual goals and objectives, and to create a direct link between compensation and financial and operational performance. During the first quarter of each year, the Compensation Committee approves the annual cash incentive components, consisting of financial performance measures, individual target cash incentive amounts, and personal objectives, for each executive officer, including the relative weightings and goals against which performance is measured and payouts are determined for such fiscal year.

Target Amounts. In February 2019, the Compensation Committee determined not to change the components of our annual executive officer cash incentives, the weighting of each component, or the target cash incentive amounts for our Named Executive Officers, except for Mr. Penny. For Mr. Penny, the Compensation Committee determined that because Mr. Penny would have more limited office-specific oversight in 2019 than in 2018, 25% of Mr. Penny’s 2019 annual cash incentive would be based upon the Organic Revenue growth of the Company, rather than upon the Organic Revenue growth of certain specified offices.

For 2019, the aggregate target cash incentive amounts were: for Mr. Powell Brown, $1,400,000; for Mr. Watts, $625,000; for Mr. Penny, $800,000; for Mr. Strianese, $850,000 and for Mr. Walker, $900,000. Payouts can range from 0% to 200% of the aggregate target cash incentive depending on the financial performance of the Company or the segment, as applicable, and Named Executive Officer performance against personal objectives.

For 2019, the Compensation Committee selected the following components and weightings for the annual cash incentives for the Named Executive Officers:

	Financial Performance Measures(1)				Personal Objectives
Executive Officer	Weighting	Measure	Weighting	Measure	Weighting	Measure
J. Powell Brown R. Andrew Watts		Company Organic Revenue(2) growth – adjusted(3)		Adjusted EBITDAC Margin(2) (applicable to all Named Executive Officers)		Personal objectives established for each Named Executive Officer(5)
Anthony T. Strianese		Wholesale Brokerage Segment Organic Revenue(2) growth
Chris L. Walker		National Programs Segment Organic Revenue(2) growth – adjusted(3)
J. Scott Penny(6)		Company Organic Revenue(2) growth – adjusted(3)
(1)	The Compensation Committee selected these financial performance measures in furtherance of our strategy to increase our Organic Revenue growth, while maintaining, among other things, our strong, industry-leading operating margins.

2020 PROXY STATEMENT	35

Compensation Discussion and Analysis

(2)	See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.
(3)	Company Organic Revenue growth was adjusted for 2019 to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard.
(4)	National Programs Segment Organic Revenue growth was adjusted (i) for 2018 and 2019, to exclude the impact of certain offices within the National Programs Segment for which Chris L. Walker, Executive Vice President and President – National Programs Segment, did not have responsibility in 2018 and 2019, respectively, (ii) for 2018 and 2019, to include the impact of certain offices within the Services Segment for which Mr. Walker did have responsibility in 2018 and 2019, respectively, (iii) for 2019, to exclude a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard; and (iv) for 2018, to exclude the impact of claims revenue in 2017 related to catastrophic weather events, which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2018.
(5)	The personal objectives for each of our Named Executive Officers were approved by the Compensation Committee in February 2019.
(6)	The components and weightings for Mr. Penny’s annual cash incentive were selected to reflect the fact that Mr. Penny would have more limited office-specific oversight in 2019 than in 2018 and to more effectively incentivize Mr. Penny in his role as Chief Acquisitions Officer. As Chief Acquisitions Officer, Mr. Penny’s performance is assessed on a more qualitative basis than our other named executive officers, as his duties involve sourcing and completing high-quality acquisitions, which, in many cases, occurs over long periods of time.

The target amounts for each financial performance measure were discussed over several months and then reviewed and approved by the Compensation Committee in February 2019. These target amounts were based on our 2019 budget, which was approved by the Board in December 2018, in order to ensure that our performance targets are rigorous and challenging, yet realistic for our executive officers. Our budget reflects a multi-month process that includes thorough and thoughtful discussions among management, and between management and our Board. In determining our 2019 budget, which served as the basis for the targets for each 2019 financial performance measure, consideration was given to, among other things:

●	Our expectation that insurance premium rates would increase slightly in 2019;
●	Our expectation that the economy would expand slightly as compared to 2018, helping to drive new business and therefore grow our revenues;
●	Our expectation that “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales and payroll levels) to determine what premium to charge the insured, would increase slightly in 2019, facilitating only moderate revenue growth for some of our businesses;
●	Our previous investments in technology, incentive plans, expanding our capabilities, and developing new product lines, along with moderate expected Organic Revenue growth would benefit our operating margins slightly in 2019 as compared to 2018; and
●	Our expectation that a large business we acquired in 2018, which has lower operating margins than our other businesses in the segment, would have a negative impact on our overall 2019 operating margins.

36

Compensation Discussion and Analysis

For each financial performance measure, we make no payout for performance below a certain threshold. As part of our pay-for-performance framework, the Compensation Committee adopted payout curves that are intended to incentivize performance generally within a “target payout corridor” and that provide for incrementally higher and lower payouts for performance outside of the target payout corridor. Payout percentages for each financial performance measure were calculated based on the following tables:

ORGANIC REVENUE GROWTH - ADJUSTED - COMPANY PAYOUT PERCENTAGE	ORGANIC REVENUE GROWTH - WHOLESALE BROKERAGE PAYOUT PERCENTAGE

ORGANIC REVENUE GROWTH - ADJUSTED - NATIONAL PROGRAMS PAYOUT PERCENTAGE	ADJUSTED EBITDAC MARGIN ACHIEVEMENT PAYOUT PERCENTAGE

2020 PROXY STATEMENT	37

Compensation Discussion and Analysis

Determination of 2019 Annual Cash Incentive Payouts. In January 2020 the Compensation Committee reviewed actual 2019 performance of each financial performance measure against the target performance for each such measure as set forth in the following table:

Financial Performance Measure	Target	Actual		Percentage of Target Performance	Payout Percentage
Adjusted EBITDAC Margin(1)	30.2%	29.9	%(2)	—	90%
Company Organic Revenue growth - adjusted	3.1%	4.1	%(3)	132%	125%
Wholesale Brokerage Segment Organic Revenue growth	6.1%	7.4%		121%	116%
National Programs Segment Organic Revenue growth - adjusted	1.4%	2.6%		186%	142%
(1)
The Company’s target and actual Adjusted EBITDAC Margin was lower in 2019, as compared to 2018, due, in part, to the expected and actual performance of a large business we acquired in 2018, which has lower operating margins than our other businesses in the segment, which had a negative impact on our overall 2019 operating margins.

(2)
In calculating the Company’s Adjusted EBITDAC Margin, the Committee excluded: (i) the negative impact of the Company’s non-cash stock-based compensation expense, including expenses related to our ESPP, in excess of what was reflected in the Company’s Board-approved 2019 budget, (ii) the negative impact of a legal settlement paid by the Company of approximately $4.8 million in 2019, and (iii) the positive impact of the net gain on disposal resulting from sales of books of businesses in 2019.
In making its determination to exclude the negative impact of the Company’s non-cash stock-based compensation expense, including expenses related to our ESPP, in excess of what was reflected in the Company’s Board-approved 2019 budget, the Committee considered the fact that the higher-than-budgeted non-cash stock-based compensation expense, including expenses related to our ESPP, for 2019 was the result of above-target performance by the Company under those grants of restricted stock made in March 2016 under our 2010 SIP, which resulted in the issuance of additional shares of restricted stock, as well as higher-than-expected expenses related to our ESPP, which were driven by a higher-than-expected participation rate in our ESPP, and a higher-than-expected price of our common stock. For additional information about those grants of restricted stock made in March 2016 under our 2010 SIP, see the section titled, “March 2016 Equity Incentive Grants” below.
In making its determination to exclude the negative impact of a legal settlement paid by the Company of approximately $4.8 million in 2019, the Committee considered the fact that the underlying legal matter was related to the pre-acquisition activities of a business we acquired in 2012 and was not related to the performance of the Company or the Named Executive Officers.

(3)
In calculating the Company’s Organic Revenue growth, the Committee excluded the negative impact of a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard. In making this determination, the Committee considered the following:
●the adoption of New Revenue Standard was not related to the performance of the Company or the Named Executive Officers; and
●the New Revenue Standard did not create any long-term economic value for the Company’s shareholders, as it primarily impacts only the timing of when the Company’s recognizes revenues and expenses during the year.

With respect to the achievement of personal objectives by each of the Named Executive Officers, which accounts for 20% of the 2019 cash incentive amount for each Named Executive Officer except for Mr. Penny, and for 50% of the 2019 cash incentive amount for Mr. Penny, the Compensation Committee evaluated the level of achievement for each Named Executive Officer’s personal objectives in January 2020. The evaluation for Mr. Powell Brown, our Chief Executive Officer, was made by the Compensation Committee. For the other Named Executive Officers, the Compensation Committee, after discussion, consideration and review, accepted without modification the recommendations as proposed by the Chief Executive Officer. The Compensation Committee evaluated the achievement of each Named Executive Officer’s personal objectives in their totality instead of assigning a weight to each particular personal objective.

38

Compensation Discussion and Analysis

Name	Personal Objectives	Personal Objective Portion of 2019 Cash Incentive (0-200% of Target)
J. Powell Brown
●contribution to evaluating acquisitions that fit strategically and financially, and align culturally
●contribution to recruiting, retaining, and developing talent
●contribution to delivering consistent, Company-wide technology platforms and to fostering Company-wide innovation

R. Andrew Watts
●contribution to the development of resilient and scalable technology platforms
●contribution to leading the development of the Company’s new Daytona Beach campus
●contribution to maintaining the Company’s control environment

J. Scott Penny
●contribution to supporting the integration of completed acquisitions
●contribution to sourcing and evaluating all acquisitions that fit strategically and financially and that align culturally
●contribution to certain initiatives within the Company’s Retail Segment
●contribution to recruiting, retaining, and developing talent

Anthony T. Strianese
●contribution to recruiting, retaining, and developing talent
●contribution to evaluating acquisitions in the Wholesale Brokerage Segment that fit strategically and financially and that align culturally
●contribution to further developing the capabilities of the Wholesale Brokerage Segment

Chris L. Walker
●contribution to recruiting, retaining, and developing talent
●contribution to developing and executing a multi-year technology strategy for the National Programs Segment
●contribution to evaluating acquisitions in the National Programs Segment that fit strategically and financially and that align culturally

As illustrated in the table below, the final 2019 cash incentive amounts were calculated by combining the payout amounts for each of the components discussed above and then rounding the resulting number up to the nearest thousand dollars:

Executive Officer	2019 Aggregate Target Cash Incentive Amount	Organic Revenue Growth Payout Amount	Adjusted EBITDAC Margin Payout Amount	Personal Objective Payout Amount	Total 2019 Cash Incentive Payout Amount(1)	Payout vs. Target Cash Incentive Amount
J. Powell Brown	$1,400,000	$698,077	$504,000	$547,400	$1,750,000	125%
R. Andrew Watts	$625,000	$311,642	$225,000	$244,375	$782,000	125%
J. Scott Penny	$800,000	$249,313	$180,000	$620,000	$1,050,000	131%
Anthony T. Strianese	$850,000	$395,970	$306,000	$340,000	$1,042,000	123%
Chris L. Walker	$900,000	$512,873	$324,000	$360,000	$1,197,000	133%
(1)	The 2019 cash incentive payouts are also shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

While not exercised in 2019, the Compensation Committee expressly reserves the right, in its sole discretion, to reduce the annual cash incentive for any Named Executive Officer, or to pay no annual cash incentive at all, if the Company’s performance is unexpectedly poor or if the intended recipient commits acts of malfeasance.

2020 PROXY STATEMENT	39

Compensation Discussion and Analysis

2019 Discretionary Bonuses

Each of the Named Executive Officers is eligible to receive an additional discretionary bonus upon such terms and conditions as might be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, or, in the case of the Chief Executive Officer, as might be determined by the Compensation Committee. In January 2020, the Compensation Committee approved the discretionary bonuses for certain Named Executive Officers based upon the Company’s strong total shareholder returns over the past five years, including total shareholder returns of 44% for 2019, as well as their individual performance and the overall performance of the Company and/or the offices over which they had oversight responsibility during 2019, as follows:

Executive Officer	2019 Discretionary Bonus Amount
J. Powell Brown	$250,000
R. Andrew Watts	$43,000
Anthony T. Strianese	$233,000
Chris L. Walker	$153,000

2019 Equity Incentive Grants

We endeavor to make our long-term equity incentive arrangements competitive and aligned with shareholder interests, as reflected in the following structure:

Terms	Rationale

75% of shares granted to each executive officer as a Performance Stock Award (“PSA”) that vest based on performance (over a three-year period) and time (over a five-year period from the date of grant); 25% of shares granted to each executive officer as a Restricted Stock Award (“RSA”) that vest on time only (over a five-year period from the date of grant)

Tying a majority of our equity awards to pre-established corporate financial objectives which drive long-term shareholder returns should more closely align the long-term interests of our executive officers and our shareholders

Vesting of PSA shares tied to increases in the Company’s Organic Revenue growth (as further defined in the applicable award agreement) and compound annual growth rate of the Company’s cumulative earnings per share, excluding any impact for changes in acquisition earn-out liabilities, in each case measured over a three-year period beginning January 1, 2019

Organic Revenue growth and cumulative earnings per share are easily understandable, directly influenced by our executive officers and are intended to drive our long-term shareholder value

PSAs granted to our executive officers contemplate a minimum payout of 0% and a maximum payout of 200% based upon the level of performance of each performance condition during the three-year measurement period

Payouts for above-target performance motivate our executive officers to overperform; recognition of performance that may be less than target

PSAs are subject to both performance-based and time-based vesting conditions. In addition to the performance conditions described above, PSAs granted in February 2019 are subject to an additional time-based, cliff vesting condition requiring five years of continuous employment from the date of grant

A combination of performance- and time-based vesting conditions is intended to achieve a strong alignment between pay and performance, and incentivize the long-term retention of our executive officers and key employees

RSAs are subject to a cliff vesting condition requiring five years of continuous employment from the date of grant; RSA recipients acquired voting and dividend rights at the time of grant, but cannot dispose of the shares

Equity awards with time-based vesting conditions continue to operate as a complement to our traditional equity awards characterized by both performance-based and time-based vesting conditions to further incentivize and reward key personnel; continued inclusion of a longer-term equity award (e.g., five years) helps attract, motivate and retain individuals whose performance drives our results

40

Compensation Discussion and Analysis

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in February 2019:

Executive Officer	2019 Performance Stock Award (75%)	2019 Restricted Stock Award (25%)	Total 2019 Long-Term Equity Incentive Awards (100%)	Total 2018 Long-Term Equity Incentive Awards	Change
J. Powell Brown	$1,500,000	$500,000	$2,000,000	$2,000,000	—
R. Andrew Watts	$450,000	$150,000	$600,000	$600,000	—
J. Scott Penny	$337,500	$112,500	$450,000	$320,000	$130,000	(1)
Anthony T. Strianese	$375,000	$125,000	$500,000	$500,000	—
Chris L. Walker	$337,500	$112,500	$450,000	$500,000	$(50,000	)(2)
(1)

The decision to increase Mr. Penny’s 2019 long-term equity incentive award from $320,000 to $450,000 was based upon Mr. Penny’s contributions to the Company’s significant acquisition activity during 2018 and upon 2016 Comparative Market Assessment and the conclusion that Mr. Penny’s 2018 total direct compensation was 5% below the peer group median.

(2)

The decision to decrease Mr. Walker’s 2019 long-term equity incentive award from $500,000 to $450,000 was accompanied by an increase of $150,000 in Mr. Walker’s 2019 base salary and was based, in part, upon the 2016 Comparative Market Assessment and the conclusion that Mr. Walker’s 2018 total direct compensation was 15% below the peer group median.

2019 Equity Incentive Plan Outcomes

March 2014 Equity Incentive Grants. In March 2014, Mr. Watts received a grant of restricted stock under our 2010 SIP, which included a performance condition of vesting based upon the compounded annual growth rate (“CAGR”) of our earnings per share, excluding the impact of the change in estimated acquisition earn-out payables and any other items (for example, extraordinary, nonrecurring items) that the Compensation Committee determines to be appropriately disregarded for all grants subject to this vesting condition (“Adjusted EPS”). Under the applicable award agreement, this performance condition is satisfied for the shares granted if our cumulative Adjusted EPS during the five-year performance period ending December 31, 2018 is at least $4.68 (i.e., a CAGR during the performance period of at least 7.5%),

In February 2019, the Compensation Committee determined that our cumulative Adjusted EPS, which excluded the net pretax loss on disposal of the Axiom Re business in 2014, which excluded the positive impact in 2017 of revaluing the Company’s deferred tax liabilities as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”), and which excluded the positive impact of the New Revenue Standard in 2018, during the performance period was $4.79 (i.e., the CAGR during the performance period was greater than 7.5%), and, therefore, the performance condition was satisfied with respect to the 52,000 shares granted to Mr. Watts. The Compensation Committee concluded that it was desirable to exclude from the calculation of Adjusted EPS (i) the net pretax loss on disposal of the Axiom Re business in 2014 because the sale of these assets was nonrecurring and in furtherance of the Company’s strategic plan to exit the reinsurance business, (ii) the positive impact of revaluing the Company’s deferred tax liabilities as a result of the Tax Reform Act in 2017 because it was non-recurring, not related to the performance of the Company, and a non-cash adjustment; and (iii) the positive impact of the New Revenue Standard in 2018 because the adoption of New Revenue Standard was not related to the performance of the Company did not create any long-term economic value for the Company’s shareholders, as it primarily impacts only the timing of when the Company’s recognizes revenues and expenses during the year. Upon the Compensation Committee’s certification of this performance condition, Mr. Watts gained dividend rights and voting entitlement with respect to these shares. Except in limited circumstances, one-half of these shares will become fully vested in three equal installments on March 25, 2019, March 25, 2020, and March 25, 2021, respectively, and the other half of these shares will become fully vested on March 25, 2021, provided, that in all cases, the grantee remains continuously employed by us until such dates.

March 2016 Equity Incentive Grants. In March 2016, certain of our Named Executive Officers received grants of restricted stock under our 2010 SIP, which included performance conditions of vesting based upon the following, in each case excluding items (for example, extraordinary, nonrecurring items) the Compensation Committee determines to be appropriately disregarded for all grants subject to this vesting condition: (i) the Company’s average Organic Revenue

2020 PROXY STATEMENT	41

Compensation Discussion and Analysis

growth (“Average Organic Revenue Growth”), and (ii) the CAGR of our Adjusted EPS. Under the applicable award agreements, the performance condition is satisfied (i) for one-half of the shares granted based our Average Organic Revenue Growth during the three-year performance period ending December 31, 2018, as follows:

Performance Level	Average Organic Revenue Growth	Awarded Percentage of Tranche 1 Performance Shares
Maximum	Equal to or greater than 4.0%	200%
High Target	3.0%	120%
Target	2.5%	100%
Low Target	2.0%	80%
Threshold	1.0%	50%
No Payout	Less than 1.0%	0%

and (ii) for one-half of the shares granted based on the CAGR of our Adjusted EPS during the three-year performance period ending December 31, 2018, as follows:

Performance Level	Adjusted EPS	CAGR	Awarded Percentage of Tranche 2 Performance Shares
Maximum	Equal to or greater than $3.17	Equal to or greater than 11.0%	200%
High Target	$3.06	9.0%	120%
Target	$2.97	7.5%	100%
Low Target	$2.89	6.0%	80%
Threshold	$2.83	5.0%	50%
No Payout	Less than $2.83	Less than 5.0%	0%

If the actual performance level for each performance condition falls in between any of the performance levels, the percentage of shares that are awarded is determined based on straight-line interpolation.

In February 2019, the Compensation Committee determined that:

●	our cumulative Average Organic Revenue Growth, which excluded the positive impact of the New Revenue Standard in 2018, during the performance period was 3.3% and, therefore, fell between the high target and maximum performance levels, resulting in a payout percentage of 144% of the target, and
●	our Adjusted EPS, which excluded the positive impact in 2017 of revaluing the Company’s deferred tax liabilities as a result of the Tax Reform Act, and which excluded the positive impact of the New Revenue Standard in 2018, during the performance period was $3.11 and, therefore, fell between the high target and maximum performance levels, resulting in a payout percentage of 156% of the target.

The Compensation Committee concluded that it was desirable to make certain adjustments in the calculations of the Company’s actual performance, as follows:

●	Average Organic Revenue Growth and Adjusted EPS excluded the positive impact of the New Revenue Standard in 2018 because the adoption of New Revenue Standard was not related to the performance of the Company did not create any long-term economic value for the Company’s shareholders, as it primarily impacts only the timing of when the Company’s recognizes revenues and expenses during the year; and
●	Adjusted EPS excluded the positive impact of revaluing the Company’s deferred tax liabilities as a result of the Tax Reform Act in 2017 because it was non-recurring, not related to the performance of the Company, and a non-cash adjustment, and

Upon the Compensation Committee’s certification of these performance conditions, the following Named Executive Officers gained dividend rights and voting entitlement with respect to the indicated number of shares: Mr. Powell Brown – 79,384; Mr. Watts – 31,753; Mr. Penny – 20,322; Mr. Strianese – 31,753; and Mr. Walker - 31,753. Except in limited circumstances, these shares will become fully vested on March 23, 2021, provided, the grantee remains continuously employed by us until such date.

See Annex A for additional information regarding Adjusted EPS and Organic Revenue growth, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

42

Compensation Discussion and Analysis

2020 Compensation

As part of its ongoing evaluation of our executive officers’ compensation and based, in part, on the 2019 Comparative Market Assessment and the recommendation of FW Cook, in early 2020, the Compensation Committee approved the framework for our executive officers’ compensation for 2020, as described below.

2020 Base Salaries

The Compensation Committee changed the 2020 base salaries of certain of our Named Executive Officers, as follows:

Executive Officer	2020 Base Salary	2019 Base Salary	Change
J. Powell Brown	$1,000,000	$1,000,000	—
R. Andrew Watts	$600,000	$500,000	$100,000	(1)
J. Scott Penny	$600,000	$500,000	$100,000	(2)
Anthony T. Strianese	$600,000	$600,000	—
Chris L. Walker	$700,000	$650,000	$50,000	(3)
(1)	The decision to increase Mr. Watts’ 2020 base salary from $500,000 to $600,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Watts’ 2019 target total direct compensation was 15% below the peer group median and 9% below the general industry median and that his 2019 base salary was between the 25th and 50th percentile of both the peer group and the general industry.
(2)	The decision to increase Mr. Penny’s 2020 base salary from $500,000 to $600,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Penny’s 2019 target total direct compensation was not above the peer group median.
(3)	The decision to increase Mr. Walker’s 2020 base salary from $650,000 to $700,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Walker’s 2019 target total direct compensation was 20% below the peer group median.

2020 Annual Cash Incentives

In February 2020, the Compensation Committee determined not to change the components of our annual executive officer cash incentives or the weighting of each component, but did change the target cash incentive amounts for all of our Named Executive Officers, as follows:

Executive Officer	2020 Target Cash Incentive Amount	2019 Target Cash Incentive Amount	Change
J. Powell Brown	$2,000,000	$1,400,000	$600,000	(1)
R. Andrew Watts	$700,000	$625,000	$75,000	(2)
J. Scott Penny	$900,000	$800,000	$100,000	(3)
Anthony T. Strianese	$900,000	$850,000	$50,000	(4)
Chris L. Walker	$1,000,000	$900,000	$100,000	(5)
(1)	The decision to increase Mr. Powell Brown’s 2020 target cash incentive amount from $1,400,000 to $2,000,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Powell Brown’s 2019 target total direct compensation was 11% below the peer group median and aligned with only the general industry 25th percentile and that his 2019 target cash incentive amount was below the 50th percentile of the peer group.
(2)	The decision to increase Mr. Watts’ 2020 target cash incentive amount from $625,000 to $700,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Watts’ 2019 target total direct compensation was 15% below the peer group median and 9% below the general industry median and that his 2019 target cash incentive was between the 25th and 50th percentile of the peer group.
(3)	The decision to increase Mr. Penny’s 2020 target cash incentive amount from $800,000 to $900,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Penny’s 2019 target total direct compensation was not above the peer group median.
(4)	The decision to increase Mr. Strianese’s 2020 target cash incentive amount from $850,000 to $900,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Strianese’s 2019 target total direct compensation was 22% below the peer group median
(5)	The decision to increase Mr. Walker’s 2020 long-term equity incentive award from $900,000 to $1,000,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Walker’s 2019 target total direct compensation was 20% below the peer group median.

2020 PROXY STATEMENT	43

Compensation Discussion and Analysis

2020 Equity Incentive Grants

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, as well as input from FW Cook, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in February 2020:

Executive Officer	2020 Performance Stock Award (75%)	2020 Restricted Stock Award (25%)	Total 2020 Long-Term Equity Incentive Awards (100%)	Total 2019 Long-Term Equity Incentive Awards	Change
J. Powell Brown	$2,250,000	$750,000	$3,000,000	$2,000,000	$1,000,000	(1)
R. Andrew Watts	$525,000	$175,000	$700,000	$600,000	$100,000	(2)
J. Scott Penny	$375,000	$125,000	$500,000	$450,000	$50,000	(3)
Anthony T. Strianese	$375,000	$125,000	$500,000	$500,000	—
Chris L. Walker	$375,000	$125,000	$500,000	$450,000	$50,000	(4)
(1)	The decision to increase Mr. Powell Brown’s 2020 long-term equity incentive award from $2,000,000 to $3,000,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Powell Brown’s 2019 target total direct compensation was 11% below the peer group median and aligned with only the general industry 25th percentile and that his 2019 long-term equity incentive award was below the 50th percentile of the peer group and below the 25th percentile of the general industry.
(2)	The decision to increase Mr. Watts’ 2020 long-term equity incentive award from $600,000 to $700,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Watts’ 2019 target total direct compensation was 15% below the peer group median and 9% below the general industry median and that his 2019 long-term equity incentive award was below the 25th percentile of both the peer group and the general industry.
(3)	The decision to increase Mr. Penny’s 2020 long-term equity incentive award from $450,000 to $500,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Penny’s 2019 target total direct compensation was not above the peer group median.
(4)	The decision to increase Mr. Walker’s 2020 long-term equity incentive award from $450,000 to $500,000 was based upon the 2019 Comparative Market Assessment and the conclusion that Mr. Walker’s 2019 target total direct compensation was 20% below the peer group median.

Other Compensation

We also provide the following compensation and benefits to attract and retain key employees.

Benefits Generally

Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching contributions to the Company’s 401(k) Plan; (b) to participate in our ESPP; (c) to participate in group medical, dental and other benefit plans; and (d) to the extent permitted by applicable law, for reimbursement of amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such Named Executive Officer. Our 401(k) Plan provides for matching contributions of up to four percent (4.0%) of the contributions made by each participant. The 401(k) Plan also permits discretionary profit-sharing contributions, but the Company made no such contributions to the accounts of Named Executive Officers for 2019.

Dividend Payments on Unvested Stock Awards

The Named Executive Officers receive dividends on unvested shares granted pursuant to the Company’s equity incentive compensation plans (i) that have exclusively time-based vesting requirements (e.g., time-based Restricted Stock Awards), or (ii) for which the applicable performance conditions have been satisfied in accordance with the applicable award agreements, but the time-based vesting requirements have not been satisfied (e.g., performance-based Performance Stock Awards).

44

Compensation Discussion and Analysis

Deferred Compensation Plan

The Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan, which provides the opportunity to defer receipt of up to 75% of base salary and up to 100% of cash incentive and bonus compensation. Participant deferrals are credited to the participant’s deferral contribution account. The participant’s account is credited with earnings based on the performance of the participant’s investment allocation among a menu of investment options designated by the Company. The Company is permitted, but not required, to make matching contributions and other discretionary contributions under this plan. The Company made no matching or other discretionary contributions to the accounts of Named Executive Officers for 2019.

A participant’s account under the Company’s non-qualified deferred compensation plan generally is distributed in a lump sum or installments upon the participant’s retirement, other termination of employment or death. However, in some circumstances (including hardship) all or a portion of the participant’s deferral account may be distributed on one or more specified dates prior to termination of employment. Participants elect at the time of deferral to have the distributions made in a lump sum or annual installments.

Personal Benefits

Certain golf or social club membership dues paid by the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company or paid on behalf of the Named Executive Officer. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance, car service expenses, and for certain financial and tax planning services for each of the Named Executive Officers.

Policy on Tax Deductibility

The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various plans, agreements, and programs. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee also can affect the deductibility of compensation. The Compensation Committee considers the anticipated tax treatment of the Company’s compensation programs and payments, including the potential impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding one million dollars in any taxable year for certain executive officers. Before the effective date of the Tax Reform Act, which was signed into law in December 2017, amounts in excess of one million dollars were deductible if they qualified as performance-based compensation under a plan that was approved by the shareholders and that met certain other technical requirements. With respect to awards made before the Tax Reform Act, our general policy was to try to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company. However, because our interests and our shareholders’ interests may sometimes be best served by providing compensation that is not deductible in order to attract and retain high-quality people that are crucial to both the short-term and long-term success of the Company, the Compensation Committee has determined at this time to retain the flexibility to provide for compensation that is not deductible.

As a result of the Tax Reform Act, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. Therefore, compensation paid to our covered executive officers in excess of one million dollars is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Also, the Tax Reform Act expands the number of individuals covered by the Section 162(m) deduction limit. We will continue to monitor the pre-2018 equity-based awards and endeavor to preserve the deductibility of such awards if and when they are paid. Despite the Compensation Committee’s efforts to structure these awards in a manner intended to be exempt from the Section 162(m) deduction limit, because of uncertainties as to the application and interpretation of Section 162(m) after the Tax Reform Act, including the ongoing development of Internal Revenue Service proposed regulations that will determine the scope of the transition relief provided by the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will do so. In addition, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

2020 PROXY STATEMENT	45

Compensation Discussion and Analysis

Payments Upon Termination or Change in Control

With the exception of Mr. Walker and Mr. Watts, all of the Named Executive Officers have employment agreements with the Company that include change-in-control provisions. The terms of our employment agreements with our Named Executive Officers are described below in the section titled “Employment and Deferred Compensation Agreements.”

The 2010 SIP and 2019 SIP provide for double-trigger vesting under which all participants, including all of the Named Executive Officers, would become vested in the following amounts if the participant’s service with us is involuntarily or constructively terminated (other than for specified causes, as set forth in the 2010 SIP and 2019 SIP) within 12 months after a change-in-control transaction, which is defined in each plan and designated as a “Transfer of Control” in the 2010 SIP and a “Change in Control” the 2019 SIP:

●	For all grants, except those performance-based restricted stock grants in or after March 2016, 100% of all unvested restricted stock grants granted pursuant to such 2010 SIP or 2019 SIP grants agreements, and
●	For all grants under the 2019 SIP and those performance-based restricted stock grants under the 2010 SIP or the 2019 SIP in or after March 2016, the greater of: (a) 100% of such unvested restricted stock grants or (b) the percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement) from the first day of the performance period to the date on which the change-in-control transaction occurs.

For information concerning the value of the vested shares that each of the Named Executive Officers would have under the 2010 SIP and the 2019 SIP in the event that termination of employment after a change-in-control transaction had occurred on the last business day of 2019, see the table titled “Potential Payments Upon Termination or Change in Control - 2019” below.

The PSP (which was terminated in 2010) provides that all outstanding grants of PSP stock shall become fully vested and non-forfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and non-forfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to such “gross-up” payment. This excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010, and no new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP, and excluding the triggering events described above), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP. The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2019, see the table titled “Potential Payments Upon Termination or Change in Control - 2019” below.

46

Compensation Discussion and Analysis

Employment and Deferred Compensation Arrangements

Messrs. Powell Brown, Penny, and Strianese
The Named Executive Officers other than Mr. Watts and Mr. Walker, entered into new employment agreements with the Company in 2014, replacing previous employment agreements that had different terms. Compensation under these agreements is not specified, but rather is to be agreed upon between us and the executive from time to time. See the section titled, “Compensation Discussion and Analysis” for information concerning the considerations affecting the compensation of the Named Executive Officers. The agreements include a provision that states that in the event of a “Change in Control,” defined as a circumstance in which the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes, if the resulting entity employs executives with duties similar in character, classification or responsibilities to Executive’s, the Agreement shall be deemed modified to provide Executive with “equivalent terms and benefits to those of similar executives.” The new employment agreements include, among other provisions, restrictive covenants prohibiting the solicitation or diversion of business or employees for a period of two years following voluntary or involuntary separation from employment, and also prohibit disclosure of confidential information. These agreements may be terminated by either party at any time, with or without cause or advance notice.

Mr. Walker
Mr. Walker entered into an employment agreement with the Company effective January 9, 2012, in connection with our acquisition of Arrowhead General Insurance Agency, Inc. The agreement may be terminated by either party at any time, with or without cause or advance notice. Compensation under the agreement is at an amount agreed upon between us and Mr. Walker from time to time, and for a period of two years following the termination of employment, the agreement prohibits Mr. Walker from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

Mr. Watts
In connection with his hiring in 2014, Mr. Watts and the Company entered into an employment agreement with an initial term that ended on February 17, 2017 (the “Term”), pursuant to which, among other things, Mr. Watts: (1) received a stock grant with a grant date fair value of $250,002 that fully vested on February 17, 2019 (i.e., five years after the date of grant); (2) received a stock grant with a grant date fair value of $474,991 that fully vested on February 17, 2017 (i.e., three years after the date of grant); and (3) received a stock grant with grant date fair value of $800,020, which included a five-year, performance-based vesting condition that the Compensation Committee determined in February 2019 was achieved and which will vest in years five, six, and seven, subject to continuous employment through the applicable vesting dates. Following the conclusion of the Term on February 17, 2017, the terms of the employment agreement continued in effect, except that the agreement may now be terminated by either party at any time, with or without cause or advance notice. Compensation under the agreement is at an amount agreed upon between us and Mr. Watts from time to time, and for a period of two years following the termination of employment, the agreement prohibits Mr. Watts from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

The above descriptions of our employment agreements with our Named Executive Officers are summaries and are qualified by reference to the copies of such agreements that have been filed as exhibits to our SEC filings as follows:

●	With respect to Messrs. Powell Brown, Penny, and Strianese, Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2014;
●	With respect to Mr. Watts, Exhibit 10.2 to Form 10-Q for the quarter ended March 31, 2014; and
●	With respect to Mr. Walker, Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2013.

2020 PROXY STATEMENT	47

Compensation Discussion and Analysis

Hedging and Pledging Policies; Stock Ownership Requirements; Clawback Policy

The Board has adopted policies prohibiting the hedging (as defined below) of our stock by directors, executive officers, and other members of our Senior Leadership Team and prohibiting the pledging of our stock by directors, as well prohibiting the pledging of our stock held pursuant to our stock ownership requirements by our executive officers and other members of our Senior Leadership Team. For the purposes of this policy, “hedging” includes engaging in short sales of Company stock and engaging in hedging transaction in publicly traded options that are based on the trading price of Company stock, such as puts, calls and other derivative securities. Our stock ownership requirements provide that members of the Company’s Senior Leadership Team must accumulate Company stock valued at the following multiples of their base salaries within three years of hire or promotion, and retain such stock until retirement, separation from employment, or removal from one of the categories set forth below:

STOCK OWNERSHIP GUIDELINES NAMED EXECUTIVE OFFICER COMPLIANCE AS OF DECEMBER 31, 2019

(1)	Ownership levels include (i) shares owned directly or indirectly, excluding shares owned by immediate family members as to which beneficial ownership is disclaimed; (ii) unvested PSP shares that have met the applicable performance conditions under the applicable award agreements and (iii) unvested 2010 SIP shares that (a) are subject to a time-based-only vesting condition or (b) have met the applicable performance conditions under the applicable award agreements.
(2)	The ownership requirements are as follows: Chief Executive Officer - six times base salary; Senior Leadership Team members who are “officers” pursuant to Section 16 of Securities Exchange Act 1934 - three times base salary; and Senior Leadership Team members who are not “officers” pursuant to Section 16 of the Securities Exchange Act of 1934 - one times base salary.

In addition, each non-employee director is required to accumulate Brown & Brown common stock valued at least four times the current annual cash retainer within four years of joining the Board.

The Board has adopted a policy that provides for the clawback of certain performance-based compensation in the event of a restatement of the Company’s financial results, other than a restatement caused by a change in applicable accounting rules or interpretations. Under the policy, if any performance-based equity or non-equity compensation paid to a current or former officer of the Company in the three years prior to the date of restatement would have been a lower amount had it been calculated based on the restated results, the Board’s Compensation Committee will evaluate recovery of such performance-based equity or non-equity compensation. If a recovery is determined to be appropriate, then the Compensation Committee will seek to recover, for the benefit of the Company and to the extent permitted by applicable law, the after-tax portion of the difference between the previously awarded compensation and the recalculated compensation.

In determining whether to seek recovery under the Company’s clawback policy, the Compensation Committee will take into account such considerations as it deems appropriate, including, without limitation, whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, and the likelihood of success under applicable law.

48

Executive Compensation Tables

The following table sets forth the compensation received by our Named Executive Officers for services rendered to us in such capacity for the years ended December 31, 2019, 2018 and 2017.

Summary Compensation Table 2017-2019

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
J. Powell Brown	2019	1,000,000	250,000	1,946,101	1,750,000	231,924	5,178,025
Chief Executive Officer	2018	1,000,000	—	1,943,526	1,038,000	207,515	4,189,041
and President	2017	1,000,000	—	1,452,488	2,000,000	177,146	4,629,634
R. Andrew Watts	2019	500,000	43,000	583,833	782,000	62,417	1,971,250
Chief Financial Officer	2018	500,000	—	582,991	537,000	51,217	1,671,208
Executive Vice President	2017	500,000	—	484,120	829,000	44,673	1,857,793
and Treasurer
J. Scott Penny	2019	500,000	—	437,846	1,050,000	100,439	2,088,285
Executive Vice President and	2018	500,000	—	310,893	800,000	94,328	1,705,221
Chief Acquisitions Officer	2017	500,000	—	309,793	1,103,000	86,716	1,999,509
Anthony T. Strianese	2019	600,000	233,000	486,489	1,042,000	85,354	2,446,843
Executive Vice President and	2018	600,000	—	485,816	731,000	76,055	1,892,871
President - Wholesale	2017	596,154	—	484,120	1,200,000	67,218	2,347,492
Brokerage Segment
Chris L. Walker	2019	644,231	153,000	437,846	1,197,000	53,975	2,486,052
Executive Vice President and	2018	500,000	—	485,816	780,000	45,675	1,811,491
President - National	2017	500,000	—	484,120	1,265,000	37,870	2,286,990
Programs Segment
(1)

Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) with respect to stock granted under the 2010 SIP to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at Fiscal Year-End - 2019” tables for information with respect to stock granted under the 2010 SIP and PSP prior to 2019. For awards that are performance based, the indicated grant date fair value amounts assume that the target level of performance will be achieved.

The amounts reported in this column include the aggregate grant date fair value of all awards. For 2017, 2018, and 2019, 75% of the shares granted to each Named Executive Officer were PSAs, and 25% of the shares granted to each Named Executive Officer were RSAs. Assuming the highest level of performance conditions will be achieved for the PSAs in this column (200% for 2017, 2018, and 2019), the grant date fair value for each Named Executive Officer, including both PSAs and RSAs, would be as follows:

Name	Fiscal Year	Maximum Value ($)	Fiscal Year	Maximum Value ($)	Fiscal Year	Maximum Value ($)
J. Powell Brown	2017	2,530,002	2018	3,387,072	2019	3,392,215
R. Andrew Watts	2017	843,278	2018	1,016,014	2019	1,017,667
J. Scott Penny	2017	539,629	2018	541,832	2019	763,201
Anthony T. Strianese	2017	843,278	2018	846,677	2019	848,003
Chris L. Walker	2017	843,278	2018	846,677	2019	763,201
(2)	These dollar amounts include the items identified in the table titled “All Other Compensation Table - 2019” below.

2020 PROXY STATEMENT	49

Executive Compensation Tables

All Other Compensation Table 2017-2019

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Cash Dividends ($)(3)	Other ($)	Total ($)
J. Powell Brown	2019	15,521	—	11,200	205,203	—	231,924
	2018	23,334	—	11,000	173,181	—	207,515
	2017	13,564	—	10,800	152,782	—	177,146
R. Andrew Watts	2019	14,967	2,049	11,200	34,201	—	62,417
	2018	20,413	2,682	11,000	17,122	—	51,217
	2017	17,706	—	10,800	16,167	—	44,673
J. Scott Penny	2019	16,412	4,797	11,200	68,030	—	100,439
	2018	17,084	4,081	11,000	62,163	—	94,328
	2017	13,292	2,080	10,800	60,544	—	86,716
Anthony T. Strianese	2019	—	—	11,200	74,152	—	85,354
	2018	—	—	11,000	65,055	—	76,055
	2017	5,152	—	1,923	60,143	—	67,218
Chris L. Walker	2019	11,270	—	—	42,705	—	53,975
	2018	13,432	—	—	32,243	—	45,675
	2017	15,746	—	—	22,124	—	37,870
(1)

These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance, the reimbursement of the cost of certain financial and tax planning services and reimbursement of certain club membership dues and car service expenses. For additional information, see “Compensation Discussion and Analysis - Other Compensation.

(2)	These amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries.
(3)	These amounts represent cash dividends paid on granted PSP and 2010 SIP shares for which conditions of vesting other than time-based conditions have been satisfied.

50

Executive Compensation Tables

Grants of Plan-Based Awards in Fiscal 2019

The following table provides information about the range of possible annual incentive cash payouts in respect of 2019 performance, the range of shares that may be earned pursuant to the stock grants made to our Named Executive Officers under our 2010 SIP in 2019 and the grant date fair value of these stock grants computed under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
J. Powell Brown	2/25/19	0	1,400,000	2,800,000
	2/25/19				0	50,830	101,660	1,446,114
	2/25/19				—	16,943	16,943	499,988
R. Andrew Watts	2/25/19	0	625,000	1,250,000
	2/25/19				0	15,249	30,498	433,834
	2/25/19				—	5,083	5,083	149,999
J. Scott Penny	2/25/19	0	800,000	1,600,000
	2/25/19				0	11,436	22,872	325,354
	2/25/19				—	3,812	3,812	112,492
Anthony T. Strianese	2/25/19	0	850,000	1,700,000
	2/25/19				0	12,707	25,414	361,514
	2/25/19				—	4,235	4,235	124,975
Chris L. Walker	2/25/19	0	900,000	1,800,000
	2/25/19				0	11,436	22,872	325,354
	2/25/19				—	3,812	3,812	112,492
(1)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned pursuant to the stock awards granted under our 2010 SIP in 2019. For additional information related to these grants, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(5)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the shares granted to our Named Executive Officers under our 2010 SIP in 2019. The grant date fair value of the awards is determined under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) and represents the amount we would expense in our financial statements over the vesting schedule for the grants. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the grantees.

2020 PROXY STATEMENT	51

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End - 2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Powell Brown	—	—	—	—	—	647,471	25,562,155	159,704	6,305,114
R. Andrew Watts	—	—	—	—	—	120,810	4,769,579	49,647	1,960,064
J. Scott Penny	—	—	—	—	—	211,190	8,337,781	31,634	1,248,910
Anthony T. Strianese	—	—	—	—	—	232,946	9,196,708	44,269	1,747,740
Chris L. Walker	—	—	—	—	—	136,083	5,372,557	42,998	1,697,561
(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $39.48, the closing market price of our common stock on December 31, 2019.
(2)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $39.48, the closing market price of our common stock on December 31, 2019.

Option Exercises and Stock Vested - 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
J. Powell Brown	—	—	59,448	1,763,674
R. Andrew Watts	—	—	25,560	741,214
J. Scott Penny	—	—	37,840	1,111,908
Anthony T. Strianese	—	—	37,840	1,111,908
Chris L. Walker	—	—	26,700	804,890
(1)

The value realized upon the vesting of stock awards is the number of shares multiplied by the market value (being the closing market price as of the previous trading day) of the underlying shares on the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Nonqualified Deferred Compensation at Fiscal Year-End - 2019

Name	Executive Contributions in 2019(1) $	Registrant Contributions in 2019 $	Aggregate Earnings in 2019 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at 12/31/2019 $
J. Powell Brown	259,500	—	577,898	—	2,883,142
R. Andrew Watts	187,950	—	23,139	—	211,089
J. Scott Penny	—	—	21,401	—	99,291
Anthony T. Strianese	60,000	—	115,713	—	551,167
Chris L. Walker	—	—	—	—	—
(1)	In each instance, the indicated executive contribution is included in the amounts reported for that Named Executive Officer in the Summary Compensation Table for 2019.

52

Executive Compensation Tables

Potential Payments Upon Termination or Change in Control - 2019

Name	Benefit(1)	Before Change in Control Termination w/o Cause Resignation for Good Reason ($)	After Change in Control Termination w/o Cause or Resignation for Good Reason ($)(2)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
J. Powell Brown	PSP	—	—	—	2,801,501	2,801,501	4,179,853	(3)
	2010 SIP		21,535,945	—	26,474,373	26,474,373	11,814,943	(4)
R. Andrew Watts	PSP	—	—	—	—	—	—
	2010 SIP	—	8,072,752	—	5,995,439	5,995,439	—
J. Scott Penny	PSP	—	—	—	1,367,271	1,367,271	2,039,976	(3)
	2010 SIP	—	9,106,694	—	7,597,666	7,597,666	—
Anthony T. Strianese	PSP	—	—	—	1,196,402	1,196,402	1,785,038	(3)
	2010 SIP	—	10,963,320	—	8,997,932	8,997,932	—
Chris L. Walker	PSP	—	—	—	—	—	—
	2010 SIP	—	8,243,266	—	6,488,178	6,488,178	—
(1)

All figures shown for the value of stock granted under the PSP and 2010 SIP that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2019, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $39.48, the closing market price as of that date. Other than the amounts shown in the column captioned “Change in Control” payable under the PSP, the figures shown in this table do not reflect the impact of the excise tax under Sections 280G and 4999 of the Internal Revenue Code, which may effectively reduce the amounts of change-in-control payments that a Named Executive Officer may receive, and do not reflect the assignment of any value to non-competition and other restrictive covenants or determinations of reasonable compensation that may reduce the amounts of change-in-control payments subject to the excise tax. For more detailed information concerning the change-in-control provisions of the PSP and the 2010 SIP, see the section titled “Compensation Discussion and Analysis - Payments Upon Termination or Change in Control,” above. All figures shown in this table would be paid in lump-sum payments in accordance with the applicable grant agreements.

(2)

The figures shown in this column were determined as follows: (a) for all grants, except those performance-based restricted stock grants in or after March 2017, the amount contemplates 100% of all unvested restricted stock grants granted pursuant to such 2010 SIP grants agreements, and (b) for those performance-based restricted stock grants in or after March 2017, the amount contemplates the greater of: (i) 100% of such unvested restricted stock grants or (ii) the estimated percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement and assuming the applicable performance level is adjusted downward, pursuant to the Compensation Committee’s exercise of its discretion, to exclude: (x) in 2017, the positive impact of the Tax Reform Act, (y) in 2018, the positive impact of the New Revenue Standard, and (z) in 2019, the negative impact of a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard) from the first day of the performance period to December 31, 2019, the date on which the Transfer of Control occurs.

(3)

These figures represent amounts that would be paid pursuant to the terms of the PSP in the event of a change in control as defined in the PSP and include the following excise tax gross-up amount to be paid by the Company on PSP shares on behalf of the participant in the event of change in control: Mr. Powell Brown - $1,378,352; Mr. Penny - $672,704 and Mr. Strianese - $588,636. The excise tax gross-up amount has been calculated assuming the excise tax rate of 20% multiplied by the excess of the value of the change-in-control payments over the executive’s average W-2 earnings for the last five calendar years, and assuming a blended effective tax rate of approximately 40% for each executive. However, the excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up assumes no value is assigned to non-competition and other restrictive covenants or determination of reasonable compensation that may apply to the participant. Such excise tax gross-up amounts also assume a change in control date of December 31, 2019, at our closing market price of $39.48 as of that date. The excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010 and does not apply to awards under the 2010 SIP. No new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended.

(4)

This amount would be paid pursuant to that certain grant under our 2010 SIP made on April 29, 2010 for 374,080 shares. This grant replaced 374,080 shares granted under our PSP on July 21, 2009, which had inadvertently exceeded the maximum number of shares permitted to be awarded in a particular calendar year. In order to assure achievement of the full intent of the original PSP grant, the replacement grant under the 2010 SIP has identical performance-based and other vesting conditions, including those associated with a change in control, to the original PSP grant.

2020 PROXY STATEMENT	53

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Powell Brown, our President and Chief Executive Officer:

Chief Executive Officer Pay Ratio

For 2019, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our company, other than Mr. Powell Brown, was $71,366; and
●	the annual total compensation of Mr. Powell Brown, as reported in the Summary Compensation Table, was $5,178,025.
●	Based on this information, for 2019 the ratio of the annual total compensation of Mr. Powell Brown to the median of the annual total compensation of all employees, other than Mr. Powell Brown, was 73 to 1.

Methodology

To identify the median of the annual total compensation of all our employees, other than Mr. Powell Brown, as well as to determine the annual total compensation of our median employee and Mr. Powell Brown, we took the following steps:

1.	We determined that, as of December 31, 2017, our employee population consisted of approximately 8,614 full-time, part-time, seasonal, and temporary employees, with 8,565 of these individuals located in the United States, 37 of these individuals located in the United Kingdom, three of these individuals located in Canada, and nine of these individuals located in Bermuda.
2.	As permitted by SEC rules, we chose to exclude all of the non-U.S. employees described from the determination of the “median employee” because they account for less than 5% of our total employees. Our employee population, after taking into consideration this adjustment, consisted of approximately 8,565 individuals.
3.	To identify the “median employee” from our employee population, we compared the amount of compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of approximately 1,781 permanent employees (full-time and part-time) who were hired in 2017, but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, the grant date fair values of such awards were excluded from our compensation measure. Fewer than 10% of our employees receive annual equity awards.
4.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of living adjustments in identifying the “median employee.”
5.	We determined there was no change in our employee population or employee compensation arrangements during the last two completed fiscal years that we believe would significantly impact the pay ratio disclosure for 2019. Accordingly, we used the same median employee we identified in 2017 for purposes of calculating our pay ratio disclosure for 2018 and 2019.
6.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $71,366. The difference between such employee’s annual total compensation and such employee’s Form W-2 compensation represents $2,714 in matching contributions made by the Company to such employee’s 401(k) Plan account.
7.	With respect to the annual total compensation of Mr. Powell Brown, we used the amount reported in the “Total” column of the Summary Compensation Table.

54

Other Important Information

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of March 2, 2020, the record date for the Meeting, information as to our common stock beneficially owned by (1) each of our directors, all of whom are director nominees, (2) each Named Executive Officer named in the Summary Compensation Table, (3) all of our directors and current executive officers as a group and (4) any person or entity whom we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Total
J. Hyatt Brown(4)	40,995,878	14.46%
Samuel P. Bell, III	74,039	*
Hugh M. Brown(5)	44,239	*
J. Powell Brown(6)	3,204,211	1.13%
Bradley Currey, Jr.	455,818	*
Lawrence L. Gellerstedt III	2,535	*
James C. Hays	338,204	*
Theodore J. Hoepner	110,039	*
James S. Hunt	15,953	*
Toni Jennings	45,369	*
Timothy R.M. Main	23,887	*
H. Palmer Proctor, Jr.(7)	32,387	*
Wendell S. Reilly	225,939	*
Chilton D. Varner	68,219	*
J. Scott Penny(8)	689,646	*
Anthony T. Strianese	313,100	*
Chris L. Walker	193,435
R. Andrew Watts	199,813	*
All current directors and executive officers as a group (20 persons)(9)	48,555,548	17.13%
BlackRock Inc.(10)	29,213,264	10.30%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(11)	25,439,030	8.97%
100 Vanguard Boulevard
Malvern, PA 19355
*	Less than 1%.
(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)

Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power, or as to which a person has the right to acquire beneficial ownership within the next 60 days. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

2020 PROXY STATEMENT	55

Other Important Information

(3)

The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of March 2, 2020: Mr. Powell Brown - 41,453; Mr. Watts - 0; Mr. James Hays - 594; Mr. Penny - 19,578; Mr. Strianese - 0; Mr. Walker - 0; and all current directors and executive officers as a group - 72,539.

The number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our PSP as of March 2, 2020: Mr. Powell Brown - 70,960; Mr. Watts - 0; Mr. Penny - 34,632; Mr. Strianese - 30,304; Mr. Walker - 0; and all current directors and executive officers as a group – 159,108. These PSP shares have voting and dividend rights due to satisfaction of the first condition of vesting based on stock price performance, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

In addition, the number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our 2010 SIP as of March 2, 2020 and for which the first condition of vesting has been satisfied: Mr. Powell Brown – 576,306; Mr. Watts – 107,064; Mr. Penny – 107,290; Mr. Strianese – 130,236; Mr. Walker – 96,818; and all current directors and executive officers as a group – 1,141,809. These 2010 SIP shares have voting and dividend rights due to satisfaction of the first condition of vesting, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

In addition, the number and percentage of shares owned by the following persons include the indicated number of unvested shares which such persons have been granted under our 2010 SIP and 2019 SIP in the form of time-based only grants as of March 2, 2020: Mr. Powell Brown – 86,313; Mr. Watts – 27,202; Mr. Penny – 79,662; Mr. Strianese – 86,411; Mr. Walker – 61,174; and all current directors and executive officers as a group – 430,503. These time-based only grants have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture in the event that the recipient does not continue to be employed with us for a specified number of years following the date of grant.

(4)

Of the shares beneficially owned by Mr. Hyatt Brown, 40,803,964 are held of record by Ormond Riverside, Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares. Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc. An additional 55,914 shares are beneficially owned jointly with Mr. Hyatt Brown’s spouse, and these shares have shared voting and investment power, and an additional 136,000 shares are held in an IRA account.

(5)	Mr. Hugh Brown’s ownership includes 800 shares owned by his spouse, as to which he disclaims beneficial ownership.
(6)	Mr. Powell Brown’s ownership includes 29,003 shares owned by children living in his household, as to which he disclaims beneficial ownership.
(7)	Mr. Proctor’s ownership includes 448 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Penny’s ownership includes 192 shares owned by children living in his household, as to which he disclaims beneficial ownership, and 387,056 shares owned jointly with spouse.
(9)	Includes amounts beneficially owned by all our current directors and executive officers as of March 2, 2020, as a group.
(10)

The amount shown is derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on February 10, 2020 reporting beneficial ownership as of January 31, 2020. According to the Schedule 13G/A, BlackRock has sole voting power over 27,419,346 shares and sole dispositive power over 29,213,264 shares.

(11)

The amount shown is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020 reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, Vanguard has sole voting power over 192,686 shares, shared voting power over 67,108 shares, sole dispositive power over 25,439,030 shares, and shared dispositive power over 211,303 shares.

Annual Meeting and Proxy Solicitation Information

These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders, to be held virtually at http://www.viewproxy.com/Bbinsurance/2020/vm at 9:00 a.m. (EDT) on Wednesday, May 6, 2020, and at any postponements or adjournments. The close of business on March 2, 2020 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding 283,526,476 shares of $0.10 par value common stock, entitled to one vote per share. These proxy materials were first mailed to shareholders of record on March 25, 2020.

Notice of Internet Delivery

As permitted by SEC rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below and explained in the Notice). Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may vote online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

56

Other Important Information

Attending the Virtual Annual Meeting

Both shareholders of record and shareholders who hold their shares in “street name” will need to register to be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting, and vote their shares electronically at the Annual Meeting by following the instructions below.

If you are a shareholder of record, you must:

●	Follow the instructions provided on your proxy card to first register at http://www.viewproxy.com/bbinsurance/2020 by 11:59 p.m. (EDT) on May 3, 2020. You will need to enter your name, phone number, virtual control number (included on your proxy card), and email address as part of the registration, following which you will receive an email confirming your registration, as well as the password to attend the Annual Meeting.
●	On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/Bbinsurance/2020/vm (you will need the virtual control number included on your proxy card).
●	If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/BRO during the Annual Meeting while the polls are open (you will need the virtual control number included on your proxy card).

If your shares are held in a “street name,” you must:

●	Obtain a legal proxy from your broker, bank, or other nominee.
●	Register at http://www.viewproxy.com/bbinsurance/2020 by 11:59 p.m. (EDT) on May 3, 2020.

You will need to enter your name, phone number, and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration, following which you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting.

Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting.

●	On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/Bbinsurance/2020/vm (you will need the virtual control number assigned to you in your registration confirmation email).
●	If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/BRO during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).

Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting are posted on http://www.viewproxy.com/Bbinsurance/2020/vm under Frequently Asked Questions (FAQ). The Annual Meeting live audio webcast will begin promptly at 9:00 a.m. (EDT) on May 6, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:30 a.m. (EDT), and you should allow ample time for the check-in procedures.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 8:30 a.m. (EDT) on May 6, 2020, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call (866) 612-8433.

2020 PROXY STATEMENT	57

Other Important Information

Voting Your Shares; Required Votes

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting. If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.

The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in “street name” a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee. Under the NYSE’s rules, your broker, bank or nominee is permitted to vote your shares on the second proposal concerning the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2020 even if your broker, bank or nominee has not been given specific voting instructions as to this matter. Your broker, bank or nominee is not permitted to vote your shares on the first, third or fourth proposals.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, or by email to annualmeeting@bbins.com; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by Alliance Advisors, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. A quorum is present when a majority in interest of all the common stock outstanding is represented by shareholders present in person or by proxy.

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all nominees for the Board of Directors; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020; and “FOR” the advisory vote to approve Named Executive Officer compensation.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Meeting.

If the shares you own are held in “street name” by a broker or other nominee entity and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the NYSE rules, certain proposals, such as the ratification of the appointment of the Company’s registered public accountants, are considered “routine” matters, and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the election of directors and the “say on pay” advisory vote, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes, as well as properly executed proxies marked “ABSTAIN,” will be counted for purposes of determining whether a quorum is present at the Meeting.

For information regarding the voting standard for Proposal 1, see “Vote Required; Majority Voting; Board Recommendation,” above. In order to pass, each of Proposals 2 and 3 must receive the affirmative vote of a majority of the votes cast on the Proposal. A broker non-vote will not have an effect on these proposals. An abstention will not have an effect on Proposals 1, 2 or 3.

58

Other Important Information

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. Also, Alliance Advisors, LLC may solicit proxies on our behalf at an approximate cost of $8,500, plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all of the costs of solicitation of proxies.

Our executive office is located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601).

Proposals of Shareholders

Pursuant to applicable requirements of the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2021 Annual Meeting of Shareholders must be received by us no later than November 25, 2020, in order to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction related to that meeting. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2021 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 8, 2021.

In addition, the Company’s By-Laws require that for any shareholder proposal or director nomination to be properly presented at the 2020 Annual Meeting of Shareholders, whether or not also submitted for inclusion in the Company’s proxy statement, the shareholder proposal or director nomination must comply with the requirements set forth in the By-Laws, and the Company must receive written notice of the matter no earlier than January 6, 2021 and no later than February 5, 2021. Each such written notice must contain the information set forth in the By-Laws.

Any shareholder proposals or nominations should be sent to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

2020 PROXY STATEMENT	59

Other Matters

Our 2019 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2019, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 220 S. Ridgewood Ave., Daytona Beach, Florida 32114 Attention: Corporate Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at (386) 252-9601. Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary

Daytona Beach, Florida
March 25, 2020

60

Annex A Information Regarding Non-Gaap Financial Measures

This Proxy Statement contains references to Organic Revenue, Organic Revenue growth, Organic Revenue growth -adjusted, Adjusted EBITDAC, Adjusted EBITDAC Margin, and Adjusted EPS which are non-GAAP financial measures. These measures are not in accordance with, or an alternative to the GAAP information provided in the financial statements contained in our Annual Report on Form 10-K. A reconciliation of this non-GAAP financial information to our GAAP information is contained in this Annex A.

Organic Revenue and Organic Revenue growth. We view Organic Revenue and Organic Revenue growth as important indicators when assessing and evaluating our performance on a consolidated basis and for each of our segments because they allow us to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that were a part of our business in both the current and prior year and that are expected to continue in the future. We believe presenting these non-GAAP financial measures allows readers of our financial statements to measure, analyze and compare our consolidated growth, and the growth of each of our segments, in a meaningful and consistent manner.

Adjusted EBITDAC and Adjusted EBITDAC Margin. We view Adjusted EBITDAC and Adjusted EBITDAC Margin as important indicators when assessing and evaluating our performance because it allows us to determine a comparable, but non-GAAP, measurement of our operating margins in a meaningful and consistent manner.

Adjusted EPS. Adjusted EPS means our earnings per share, excluding the impact of the change in estimated acquisition earn-out payables and any other items (for example, extraordinary, nonrecurring items) that the Compensation Committee determines to be appropriately disregarded for all grants subject to a vesting condition of Adjusted EPS. We believe that Adjusted EPS provides a meaningful representation of our operating performance and is also presented to improve the comparability of our results between periods by eliminating the impact of certain items that have a high degree of variability.

We present such non-GAAP supplemental financial information, as we believe such information provides additional meaningful methods of evaluating certain aspects of our operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. Our industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. This supplemental financial information should be considered in addition to, not in lieu of, our Consolidated Financial Statements.

2020 PROXY STATEMENT	61

Annex A Information Regarding Non-Gaap Financial Measures

Reconciliation of Total Commissions and Fees to Organic Revenue Growth and Organic Revenue Growth - Adjusted

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue growth and Organic Revenue growth – adjusted, which excludes a one-time, non-cash increase of approximately $8 million in the commissions and fees earned by one of the businesses in our National Programs Segment in 2018 resulting solely from our implementation of the New Revenue Standard (the “2018 Programs Business New Revenue Standard Adjustment”), for the year ended December 31, 2019 is as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(2)		Acquisition Revenues	Divested Business	Organic Revenue(3)		Organic Revenue Growth	Organic Revenue Growth %
	2019	2018			2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Retail(1)	1,364,755	1,040,574	324,181	31.2%	34,150	24,517	11,056	8,535	1,319,549	1,007,522	272,383	7,743	1,047,166	999,779	47,387	4.7%
National
Programs	516,915	493,878	23,037	4.7%	17,517	23,896	10,566	76	488,832	469,906	5,721	790	483,111	469,116	13,995	3.0%
Wholesale	309,426	286,364	23,062	8.1%	7,499	7,462	1,443	1,350	300,484	277,552	3,628	1,268	296,856	276,284	20,572	7.4%
Brokerage
Services	193,641	189,041	4,600	2.4%	—	—	—	—	193,641	189,041	16,541	—	177,100	189,041	(11,941)	(6.3%	)
Total Company	2,384,737	2,009,857	374,880	18.7%	59,166	55,875	23,065	9,961	2,302,506	1,944,021	298,273	9,801	2,004,233	1,934,220	70,013	3.6%
2018 Programs Business New Revenue Standard Adjustment	—	(8,134)	8,134	(100)%	—	—	—	—	—	(8,134)	—	—	—	(8,134)	8,134
Total Company - Adjusted	2,384,737	2,001,723	383,014	19.1%	59,166	55,875	23,065	9,961	2,302,506	1,935,887	298,273	9,801	2,004,233	1,926,086	78,147	4.1%
(1)	The Retail Segment includes commissions and fees reported in the “Other” column of the Segment Information in Note 16 of the Notes to the Consolidated Financial Statements, which includes corporate and consolidation items.
(2)	Total core commissions and fees is defined as total commissions and fees less (i) profit-sharing contingent commissions (revenues from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year (“Contingents”)) and less (ii) guaranteed supplemental commissions (commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year (“GSCs”)).
(3)	“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees less (i) the first twelve months of commission and fee revenues generated from acquisitions, less (ii) divested business (net commissions and fees generated from offices, and books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year, and less (iii) for the calculation of Organic Revenue in 2018, the impact of the New Revenue Standard.

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue for the year ended December 31, 2018, is as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(2)		New Revenue Standard	Acquisition Revenues	Divested Business	Organic	Revenue(3)	Organic Revenue Growth	Organic Revenue Growth %
	2018	2017			2018	2017	2018	2017	2018	2017	2018	2018	2017	2018	2017
Retail(1)	1,040,574	942,039	98,535	10.5%	24,517	23,377	8,535	9,108	1,007,522	909,554	(1,254)	73,405	1,270	935,371	908,284	27,087	3.0%
National
Programs	493,878	479,017	14,861	3.1%	23,896	20,123	76	31	469,906	458,863	7,973	7,289	114	454,644	458,749	(4,105)	(0.9)%
Wholesale	286,364	271,141	15,223	5.6%	7,462	8,686	1,350	1,231	277,552	261,224	(935)	2,514	106	275,973	261,118	14,855	5.7%
Brokerage
Services	189,041	165,073	23,968	14.5%	—	—	—	—	189,041	165,073	10,307	7,969	—	170,765	165,073	5,692	3.4%
Total Company	2,009,857	1,857,270	152,587	8.2%	55,875	52,186	9,961	10,370	1,944,021	1,794,714	16,091	91,177	1,490	1,836,753	1,793,224	43,529	2.4%
(1)	The Retail Segment includes commissions and fees reported in the “Other” column of the Segment Information in Note 16 of the Notes to the Consolidated Financial Statements, which includes corporate and consolidation items.
(2)	Total core commissions and fees is defined as total commissions and fees less (i) Contingents, and less (ii) GSCs.
(3)	“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees less (i) the first twelve months of commission and fee revenues generated from acquisitions, less (ii) divested business (net commissions and fees generated from offices, and books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year, and less (iii) for the calculation of Organic Revenue in 2018, the impact of the New Revenue Standard.

62

Annex A Information Regarding Non-Gaap Financial Measures

For 2019, National Programs Segment Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Segment for which Chris L. Walker, Executive Vice President and President - National Programs Segment, did not have responsibility in 2019, (ii) to include the impact of certain offices within the Services Segment for which Mr. Walker did have responsibility in 2019 (collectively, the “2019 Office-Based Adjustments”), and (iii) to exclude 2018 Programs Business New Revenue Standard Adjustment. The growth rate for National Programs Segment Organic Revenue - adjusted, which is a non-GAAP financial measure, for the year ended December 31, 2019, is as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(1)		Acquisition Revenues	Divested Business	Organic Revenue(2)		Organic Revenue Growth	Organic Revenue Growth %
	2019	2018			2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
National Programs	516,915	493,878	23,037	4,7%	17,517	23,896	10,566	76	488,832	469,906	5,721	790	483,111	469,116	13,995	3.0%
2019 Office- Based	16,731	25,902	(9,171)	(35.4)%	(667)	(1,032)	(3)	(2)	17,402	26,937	—	—	17,402	26,937	(9,535)
Adjustments
2018 Programs Business New Revenue Standard	—	(8,134)	8,134	(100)%	—	—	—	—	—	(8,134)	—	—	—	(8,134)	8,134
Adjustment
National Programs - Adjusted	533,646	511,647	22,000	4.3%	16,850	22,864	10,563	74	506,234	488,709	5,721	790	500,513	487,919	12,594	2.6%
(1)	Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) Contingents, and less (ii) GSCs.
(2)	“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees less (i) the first twelve months of commission and fee revenues generated from acquisitions, less (ii) divested business (net commissions and fees generated from offices, and books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year, and less (iii) for the calculation of Organic Revenue in 2018, the impact of the New Revenue Standard.

For 2018, National Programs Segment Organic Revenue growth was adjusted to (i) exclude the impact of certain offices within the National Programs Segment for which Chris L. Walker, Executive Vice President and President - National Programs Segment, did not have responsibility in 2018, (ii) to include the impact of certain offices within the Services Segment for which Mr. Walker did have responsibility in 2018 (collectively, the “2018 Office-Based Adjustments”), and (iii) to exclude the impact of claims revenue in 2017 related to catastrophic weather events (the “2017 CAT Revenue Adjustment”), which the Compensation Committee determined was necessary to provide a realistic comparison for Organic Revenue growth in 2018. The growth rate for National Programs Segment Organic Revenue - adjusted, which is a non-GAAP financial measure, for the year ended December 31, 2018, is as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees(1)		New Revenue Standard	Acquisition Revenues	Divested Business	Organic Revenue(2)		Organic Revenue Growth	Organic Revenue Growth %
	2018	2017			2018	2017	2018	2017	2018	2017	2018	2018	2017	2018	2017
National Programs	493,878	479,017	14,861	3.1%	23,896	20,123	76	31	469,906	458,863	7,973	7,289	114	454,644	458,749	(4,105)	(0.9)%
2018 Office- Based	25,902	26,457	(555)	(2.1)%	(1,032)	(575)	(2)	(2)	26,937	27,034	9,272	—	—	17,665	27,034	(9,369)
Adjustments
2017 CAT Revenue	—	(21,274)	21,274	(100)%	—	—	—	—	—	(21,274)		—	—	—	(21,274)	21,274
Adjustment
National Programs - Adjusted	519,780	484,200	35,581	7.3%	22,864	19,548	74	29	496,843	464,622	17,245	7,289	114	472,309	464,508	7,800	1.7%
(1)	Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) Contingents, and less (ii) GSCs.
(2)	“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees less (i) the first twelve months of commission and fee revenues generated from acquisitions, less (ii) divested business (net commissions and fees generated from offices, and books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year, and less (iii) for the calculation of Organic Revenue in 2018, the impact of the New Revenue Standard.

2020 PROXY STATEMENT	63

Annex A Information Regarding Non-Gaap Financial Measures

Reconciliation of Income Before Income Taxes Margin to Adjusted EBITDAC Margin and Reconciliation of Income Before Income Taxes to Adjusted EBITDAC

The reconciliation of income before income taxes, included in the Consolidated Statement of Income, to Adjusted EBITDAC Margin for the years ended December 31, 2019, and 2018, and the reconciliation of Income Before Income Taxes, included in the Consolidated Statement of Income, to Adjusted EBITDAC for the years ended December 31, 2019 and 2018 is as follows:

(in thousands, unaudited)	For the Year Ended December 31,
	2019	2018
Income Before Income Taxes	525,929	462,462
Amortization	105,298	86,544
Depreciation	23,417	22,834
Interest	63,660	40,580
Change in estimated acquisition earn-out payables	(1,366)	2,969
EBITDAC(1)	716,938	615,389
Income Before Income Taxes Margin(2)	22.0%	23.0%
EBITDAC Margin(3)	30.0%	30.6%
Loss/(Gain) on disposal	(10,021)	(2,175)
New Revenue Standard impact in excess of budget	—	(9,213)
Non-cash stock-based compensation expense impact in excess of budget	3,300	—
2019 Legal Settlement	4,750	—
Adjusted EBITDAC(4)	714,967	604,001
Adjusted EBITDAC Margin(4)	29.9%	30.3%
(1)	“EBITDAC,” which is a non-GAAP financial measure, is defined as income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.
(2)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.
(3)	“EBITDAC Margin,” which is a non-GAAP financial measure, is defined as EBITDAC divided by total revenues
(4)	“Adjusted EBITDAC” and “Adjusted EBITDAC Margin,” which are both non-GAAP financial measures, are defined as EBITDAC and EBITDAC Margin, respectively, in each case adjusted to exclude (i) for 2019, (a) the negative impact of the Company’s non-cash stock-based compensation expense in excess of what was reflected in the Company’s Board-approved 2019 budget, (b) the negative impact of a legal settlement paid by the Company of approximately $4.8 million in 2019 (the “2019 Legal Settlement”), and (c) the positive impact of the net gain on disposal resulting from sales of books of businesses in 2019; and (ii) for 2018, (a) the positive impact of the New Revenue Standard in excess of what was reflected in the Company’s Board-approved 2018 budget, and (b) and the positive impact of the net gain on disposal resulting from sales of books of businesses in 2018.

64

Annex A Information Regarding Non-Gaap Financial Measures

Reconciliation of Diluted Net Income Per Share to Adjusted EPS

The reconciliation of diluted earnings per share, included in the Consolidated Statement of Income, to Adjusted EPS for the 12-month periods ended December 31, 2018, 2017, 2016, 2015, 2014, is as follows:

(in thousands, except for diluted net income per share and Adjusted EPS, unaudited)

Calendar Year	Diluted Net Income Per Share	Weighted Average Number of Shares Outstanding- Diluted	Net Income Attributable to Common Shares ($)	Adjustments			After-Tax Effect of Adjustments ($)(2)	New Revenue Standard After-Tax Adjustment	Adjusted Net Income Attributable to Common Shares	Adjusted EPS(3)
				Tax Reform Act ($)	Change in Estimated Acquisition Earnout Payables (Pre-Tax) ($)	Loss on Discontinued Operations (Pre-Tax) ($)(1)
2014	0.71	285,782	201,710		9,938	47,425	34,932		236,642	0.83
2015	0.85	280,224	237,623		3,003		1,815		239,438	0.85
2016	0.91	275,608	250,786		9,185		5,585		256,370	0.93
2017	1.40	277,586	389,884	(117,984)	9,200		5,701		277,601	1.00
2018	1.22	275,521	35,958		2,969		2,197	(14,388)	323.766	1.18
										$4.79
(1)	Loss on Discontinued Operations represents the pretax loss on disposal related to the sale of the Axiom Re business in 2014.
(2)	After-tax effect of adjustments calculated using the Company’s effective tax rate for the respective year.
(3)	A non-GAAP financial measure.

2020 PROXY STATEMENT	65

220 South Ridgewood Avenue Daytona Beach, FL 32114 (386) 252-9601 bbinsurance.com

ANNUAL MEETING OF SHAREHOLDERS
BROWN & BROWN, INC.

Virtual Meeting
http://www.viewproxy.com/Bbinsurance/2020/vm

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2020, 9:00 A.M. (EDT)

The undersigned hereby appoints Robert W. Lloyd and R. Andrew Watts and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

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The Board of Directors recommends a vote FOR all director nominees and FOR Proposals 2 and 3:
1.	Election of Directors.
	01 J. Hyatt Brown	06 James C. Hays	11 H. Palmer Proctor, Jr.
	02 Samuel P. Bell, III	07 Theodore J. Hoepner	12 Wendell S. Reilly
	03 Hugh M. Brown	08 James S. Hunt	13 Chilton D. Varner
	04 J. Powell Brown	09 Toni Jennings
	05 Lawrence L. Gellerstedt III	10 Timothy R.M. Main

☐	FOR ALL	☐	WITHHOLD	☐	FOR ALL EXCEPT
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			ALL NOMINEES		BELOW)

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2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2020.
☐ FOR ☐ AGAINST ☐ ABSTAIN

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3.	To approve, on an advisory basis, the compensation of named executive officers.
☐ FOR ☐ AGAINST ☐ ABSTAIN

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This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all of the director nominees listed on this proxy card and FOR Proposals 2 and 3.

Date

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